Exhibit 10.15

CONFIDENTIAL PROVISIONS REDACTED

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

PDL BIOPHARMA, INC.,

a Delaware corporation

and

EKR THERAPEUTICS, INC.,

a Delaware corporation

Dated as of February 4, 2008

CONFIDENTIAL TREATMENT REQUESTED

* Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

i

* Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

* Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

* Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED

v

CONFIDENTIAL TREATMENT REQUESTED

* Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED

		Page

14.11	Construction	52

14.12	Payment of Expenses	53

14.13	Counterparts	53

CONFIDENTIAL TREATMENT REQUESTED

LIST OF EXHIBITS, ATTACHMENT AND SCHEDULES

EXHIBITS

Exhibit A	General Assignment and Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Patent Assignment Agreement
Exhibit D	Trademark Assignment Agreement
Exhibit E	Domain Name Assignment Agreement
Exhibit F	Transition Services Agreement
Exhibit G	Third Party Assignment of Assumed Contracts
Exhibit H	Escrow Agreement
Exhibit I	Litigation Cooperation Agreement
Exhibit J	Form of Third Party Notification Letter

ATTACHMENTS

Attachment 1.70(a)	Product Specifications for bulk active pharmaceutical ingredients for each CV Product
Attachment 1.70(b)	Product Specifications for Drug Products
Attachment 2.1(a)	List of Patents
Attachment 2.1(b)	List of Licensed IP Rights
Attachment 2.1(c)	List of Trademark Registrations
Attachment 2.1(e)	List of Registrations
Attachment 2.1(l)	List of Tangible Assets
Attachment 2.1(m)	List of Domain Names
Attachment 2.1(p)	List of Assumed Contracts
Attachment 4.2(a)	List of Third Party Consents
Attachment 5.1(a)	Business Employees

DISCLOSURE SCHEDULES

CONFIDENTIAL TREATMENT REQUESTED

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of February 4, 2008 (the “Effective Date”) between PDL BioPharma, Inc., a Delaware corporation (“Seller”) and EKR Therapeutics, Inc., a Delaware corporation (“Buyer”).

RECITALS

A.            Seller is engaged in the business (the “Business”) of developing, selling, marketing and supporting its Cardene IV®, Cardene SR®, Retavase® and Ularitide products (the “CV Products”).

B.            Seller desires to sell, transfer and assign to Buyer, and Buyer wishes to acquire, all right, title and interest in and to the CV Products and certain assets related to the operation of the Business, in exchange for consideration consisting of cash and the assumption of certain Liabilities related to the Business, pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS

1.1           “Accounts Payable” shall mean all obligations of Seller or any of its Affiliates with respect to accounts payable and notes payable, including without limitation, those created or arising in respect of the Business.

1.2           “Accounts Receivable” shall mean all of Seller’s trade accounts receivable, and all notes receivable or evidences of indebtedness payable to Seller created or arising in respect of the sale of the Marketed Products.

1.3           “Affiliate” with respect to any party shall mean any entity that is directly or indirectly controlling, controlled by or under common control with such party.

1.4           “Agreement” shall have the meaning given in the Preamble.

1.5           “Assets” shall have the meaning given in Article 2.

1.6           “Assumed Contracts” shall have the meaning given in Section 2.1(p).

1.7           “Assumed Liabilities” shall have the meaning given in Section 2.3.

1.8           “Books and Records” shall mean all pricing lists, customer correspondence (excluding e-mail and other electronic correspondence not readily available in hard copy) and

CONFIDENTIAL TREATMENT REQUESTED

other books and records, in any form, used solely and specifically with respect to the CV Products by Seller or any of Seller’s Affiliates.

1.9           “Business” shall have the meaning given in the Recitals.

1.10         “Business Employee” shall have the meaning given in Section 5.1(a).

1.11         “Buyer” shall have the meaning given in the Preamble.

1.12         “Buyer Indemnitee(s)” shall have the meaning given in Section 13.3.

1.13         “Cardene” shall mean Cardene IV and Cardene SR.

1.14         “Cardene Drug Product” shall mean labeled or unlabelled vials containing the active pharmaceutical ingredient nicardipine hydrochloride.

1.15         “Cardene IV” shall mean each presentation of any pharmaceutical preparation (including formulation changes and production intermediates) containing the pharmaceutical product known as “Cardene IV” containing the active ingredient nicardipine hydrochloride, whether registered, marketed or in development by Seller, as of the Closing Date.

1.16         “Cardene Packaged Product” shall mean Cardene in the Product Inventory purchased by Buyer hereunder that is packaged and labeled for sale to the end user.

1.17         “Cardene [****]* Product” shall mean any formulation of Cardene IV [****]*.

1.18         “Cardene Product Inventory” shall mean all inventory owned by Seller or its Affiliates of bulk active pharmaceutical ingredient nicardipine hydrochloride, Cardene Packaged Product and Cardene Drug Product, in existence as of the Closing.

1.19         “Cardene SR” shall mean each presentation of any pharmaceutical preparation (including formulation changes and production intermediates) containing the pharmaceutical product known as “Cardene SR” containing the active ingredient nicardipine hydrochloride, whether registered, marketed or in development by Seller, as of the Closing Date.

1.20         “Claim” shall have the meaning given in Section 13.4.

1.21         “Clinical Data” shall have the meaning given in Section 2.1(k).

1.22         “Clinical Trial” shall mean a clinical trial conducted by or on behalf of Seller or its Affiliates, or pursuant to any Assumed Contract, in each case in which the product Ularitide is administered to a human.

1.23         “Clinical Trial Materials” shall mean the product Ularitide and the placebo for this product manufactured by or on behalf of Seller or its Affiliates for use in preclinical studies

* Certain information on this page has been omitted and filed separately with the Sec. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

or Clinical Trials, whether in bulk, formulated or finished form and whether in existence on the Effective Date or manufactured between the Effective Date and Closing Date.

1.24         “Clinical Trial Study Reports” shall mean all reports or summaries of all data, records and documents resulting from the Clinical Trials for the product Ularitide.

1.25         “Closing” shall have the meaning given in Section 4.1.

1.26         “Closing Date” shall have the meaning given in Section 4.1.

1.27         “Confidential Information” shall have the meaning ascribed to it in the Confidentiality Agreement.

1.28         “Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement between Buyer and Seller dated August 28, 2007.

1.29         “Copyrights” shall have the meaning set forth in Section 2.1(d).

1.30         “[****]*” shall mean product returns, charge-backs, rebates or Medicaid, Medicare or other reimbursements, or similar claims, with respect to [****]*sold by Seller or its Affiliates for which [****]*.

1.31         “Customer Orders” shall mean orders for Packaged Product from customers of Seller or any of Seller’s Affiliates.

1.32         “CV Products” shall have the meaning given in the Recitals.

1.33         “Drug Products” shall mean Cardene Drug Product and Retavase Drug Product.

1.34         “Effective Date” shall mean the date first set forth in the opening paragraph of this Agreement.

1.35         “Employee Benefit Plans” shall mean any employee benefit plan, program, policy, practices, agreement or other arrangement providing benefits to any current or former employee, officer or director of Seller or its Affiliates or any beneficiary or dependent thereof that is sponsored or maintained by Seller or its Affiliates or to which Seller or its Affiliates contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any written employment, severance, retention, termination, change in control, consulting, retirement, bonus or other incentive compensation, stock purchase, stock option, stock award or other equity-based compensation, leave of absence, lay-off, cafeteria, health, accident, disability, workman’s compensation or other insurance, vacation or other employee benefit agreement, plan or policy (other than any governmental program), and any

* Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

related trust, as to which Seller has or may have any obligation or liability, contingent or otherwise.

1.36         “Escrow Agent” shall have the meaning set forth in Section 3.2.

1.37         “Escrow Agreement” shall have the meaning set forth in Section 3.2.

1.38         “Escrow Amount” shall have the meaning set forth in Section 3.1(c).

1.39         “Excluded Assets” shall have the meaning given in Section 2.2.

1.40         “Excluded Liabilities” shall have the meaning given in Section 2.4.

1.41         “FDA” shall mean the United States Food and Drug Administration, or any successor agency or entity thereto that may be established hereafter.

1.42         “FD&C Act” shall mean the U.S. Federal Food, Drug and Cosmetics Act, 21 USC § 321 et seq, as amended.

1.43         “GAAP” shall mean the United States generally accepted accounting principles in effect from time to time, consistently applied.

1.44         “Governmental Entity” shall mean any court, tribunal, arbitrator, authority, agency, commission, regulatory, official or other instrumentality of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

1.45         “HSR” shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of l976, as amended, and related rules.

1.46         “HSR Filings” shall have the meaning given in Section 8.1.

1.47         “IND” shall mean, with respect to each CV Product, the investigational new drug application identified on Attachment 2.1(e) hereto.

1.48         “Initial FDA Approval” shall mean the first issuance by the FDA of a written approval that [****]*.

1.49         “Initial Purchase Price” shall have the meaning given in Section 3.1(a).

1.50         “Intellectual Property shall mean (i) Patents; (ii) Licensed IP Rights; (iii) Trademarks and Trademark Registrations; (iv) Copyrights; and (v) Trade Secrets.

1.51         “Knowledge” shall mean, whenever any representation or warranty is made by Seller or Buyer “to the Knowledge” of the Seller or Buyer, (i) the actual knowledge of the

* Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

officers of the Seller or Buyer, respectively, and (ii) the knowledge that any such person referenced in clause (i) hereof, as a prudent business person, would have obtained in the usual course of the performance of his or her professional responsibilities to such party.

1.52         “Liabilities” shall mean liabilities of any kind or nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, liquidated or unliquidated, including but not limited to any liabilities for claims of product liability, personal injury or death, liability in tort or contract (including unripened liabilities due to past actions or sales), indebtedness, and any FDA or other Governmental Entity action or notification, and all costs and expenses (including reasonable attorneys’ fees), incurred in connection with the defense of any such claims.

1.53         “Licensed IP Rights” shall have the meaning given in Section 2.1(b).

1.54         “Litigation Cooperation Agreement” shall mean the agreement between Buyer and Seller, substantially in the form attached hereto as Exhibit I, pursuant to which Buyer assumes control of all aspects of the Sun Litigation, Seller agrees to assist Buyer as required, at Buyer’s expense, in such Sun Litigation, and Buyer agrees to indemnify Seller with respect to Seller’s post-Closing assistance in such litigation.

1.55         “Marketed Products” shall mean Cardene IV, Cardene SR and Retavase.

1.56         “Marketing and Promotional Documents” shall have the meaning given in Section 2.1(i).

1.57         “Material Adverse Change” and “Material Adverse Effect” shall mean any event or situation that has a material adverse change or effect, respectively, on the operations, assets, Liabilities, results of operations, cash flows or financial condition, or relations with material customers or material suppliers, of the Business, taken as a whole, other than any such change or effect resulting from or arising in connection with (i) [****]*.

1.58         “Milestone and Revenue Payments” shall have the meaning given in Section 3.1(b).

1.59         “Milestone Payments” shall have the meaning given in Section 3.1(b).

1.60         “Net Sales” shall mean, the gross invoiced sales amount of the Cardene [****]* Product or any Ularitide product, as applicable, [****]*, and in each case less the following items (“Net Sales Adjustments”) as applicable to the Cardene [****]* Product or the Ularitide product, as applicable, to the extent such items are reasonable and customary under industry practices and [****]*and are consistent in application with [****]*:

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

(a)           actual credits or allowances granted upon returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise), retroactive price reductions, or billing corrections during the accounting period in which such sales are recorded;

(b)           invoiced freight, postage, shipping and insurance, handling, export fees or tariffs, customs expenses and other transportation costs actually incurred by Buyer;

(c)           credits or allowances actually granted including, without limitation, quantity, cash and other trade discounts (collectively, “Credits”), provided, however, Credits shall not include any credit, allowance or discount given with respect to the sale of the [****]*;

(d)           taxes (including, without limitation, sales, value-added or excise taxes, but excluding income taxes imposed on the income of Buyer or its Affiliates and withholding taxes imposed on amounts payable to Buyer or its Affiliates), tariffs, customs duties, surcharges and other governmental charges incurred in connection with the production, sale, transportation, delivery, use, exportation or importation of CV Products that are incurred at time of sale or are directly related to the sale;

(e)           discounts, refunds, rebates, charge backs, fees, credits or allowances (including, without limitation, amounts incurred in connection with government-mandated rebate and discount programs, third party rebates and charge backs, hospital buying group/group purchasing organization administration fees and managed care organization rebates) actually deducted from payment of invoices by customers or paid to customers during the accounting period in which such sales are recorded, offset by any such amounts that had been deducted from invoices or paid to customers in error and have been paid back to Buyer; and

(f)            distribution fees and sales commissions to third parties, actually paid or incurred at the time of sale and which effectively reduce the selling price,

all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied.  For the avoidance of doubt, the transfer of any Cardene [****]* Product by Buyer or its Affiliates to another Affiliate of Buyer for purposes of sale to an independent third party shall not be considered a sale; in such cases, Net Sales shall be determined based on the gross invoiced sales by such Affiliate to an independent third party, less the Net Sales Adjustments allowed under this Section.

1.61         “Net Sales Adjustments” shall have the meaning given in Section 1.60.

1.62         “NDA” shall mean, with respect to each CV Product, the new drug application identified on Attachment 2.1(e) hereto.

1.63         “Non Product-Specific Manufacturing Information” shall have the meaning given in Section 2.1(g).

* Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

1.64         “Packaging Inventory” shall have the meaning given in Section 2.1(v).

1.65         “Packaged Products” shall mean Cardene Packaged Product and Retavase Packaged Product.

1.66         “Patents” shall have the meaning given in Section 2.1(a).

1.67         “[****]* shall mean the [****]*

1.68         “Product Inventory” shall mean Cardene Product Inventory and Retavase Product Inventory.

1.69         “Product-Specific Manufacturing Information” shall have the meaning given in Section 2.1(f).

1.70         “Product Specifications” shall mean the specifications for bulk active pharmaceutical ingredients for the respective Marketed Products, and for the respective Drug Products, as set forth in Attachments 1.70(a) and (b), respectively.

1.71         “Purchase Price” shall have the meaning given in Section 3.1.

1.72         “Raw Materials and WIP” shall mean all of the raw materials and work in progress owned by Seller or its Affiliates for use in the manufacture of the CV Products, in existence as of the Closing.

1.73         “Registrations” shall have the meaning given in Section 2.1(e).

1.74         “Research and Development Materials” shall have the meaning given in Section 2.1(h).

1.75         “Retavase” shall mean each presentation of any pharmaceutical preparation (including formulation changes and production intermediates) containing the active pharmaceutical ingredient reteplase, whether registered, marketed or in development by Seller or its Affiliates, as of the Closing Date.

1.76         “Retavase Drug Product” shall mean labeled or unlabelled vials containing the active pharmaceutical ingredient reteplase.

1.77         “Retavase Packaged Product” shall mean Retavase in the Product Inventory purchased by Buyer hereunder that is packaged and labeled for sale to the end user.

1.78         “Retavase Product Inventory” shall mean all of the inventory owned by Seller or its Affiliates of bulk active pharmaceutical ingredient reteplase, Retavase Packaged Product and Retavase Drug Product, in existence as of the Closing.

* Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

1.79         “Revenue Payments” shall have the meaning given in Section 3.1(b).

1.80         “SEC” shall mean the United States Securities and Exchange Commission.

1.81         “Seller” shall have the meaning given in the Preamble.

1.82         “Seller Indemnitees” shall have the meaning given in Section 13.2.

1.83         “[****]* shall mean the [****]*.

1.84         “Sun Litigation” shall mean all rights relating to the patent infringement lawsuit in the United States District Court for the District of New Jersey (New Jersey Court) filed by Seller against Sun Pharmaceutical Industries Ltd. (“Sun”) seeking, among other things, to enjoin Sun’s infringement of Seller’s United States Patent Number 5,164,405, titled “Nicardipine pharmaceutical composition for parenteral administration” and to stay any sale of Sun’s Abbreviated New Drug Application product until at least the expiration of such patent, a related lawsuit filed by Seller in United States District Court for the Eastern District of Michigan, and all other related litigation between Seller and Sun, and any claims and counterclaims associated therewith.

1.85         “Survival Date” shall have the meaning given in Section 13.1.

1.86         “Tangible Assets” shall have the meaning given in Section 2.1(l).

1.87         “Tax” and “Taxes” shall mean all present or future taxes, charges, fees, levies, or other assessments including, without limitation, income, excise, property, value added, real estate, sales, use, payroll, employment, unemployment, transfer, social security, alternative, add-on minimum and franchise taxes imposed by any federal, state, county, or local government, or a subdivision or agency thereof.  Such term shall include any interest, penalties, or additions payable in connection with such taxes, charges, fees, levies, duties, or other assessments.

1.88         “Territory” (i) for Cardene shall mean the United States of America and its possessions and territories; (ii) for Retavase shall mean Canada and the United States of America and its possessions and territories; and (iii) for Ularitide shall mean worldwide.

1.89         “Third Party Consents” shall have the meaning given in Section 6.4.

1.90         “Trade Secrets” shall mean all technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies that are related to the Business.

1.91         “Trademarks” shall mean all trademarks, service marks, trade names, names, slogans, taglines, logos, design marks, trade dress, product designs, and product packaging,

* Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

including all applications for and registrations of the foregoing, and including those at common law that are related to the CV Products.

1.92         “Trademark Registrations” shall have the meaning given in Section 2.1(c).

1.93         “Transition Services Agreement” shall mean the transition services agreement to be entered into by Buyer and Seller, at the request of Buyer as contemplated in Section 8.7, whereby Seller shall, for fees specified therein, provide to Buyer certain services relating to the transition of the Business.

1.94         “Ularitide” shall mean each presentation of any pharmaceutical preparation (including formulation changes and production intermediates) containing the active pharmaceutical ingredient urodilatin, whether registered, marketed or in development by Seller or its Affiliates, as of the Closing Date.

1.95         “Worldwide Safety Reports” shall have the meaning given in Section 2.1(j).

ARTICLE 2

TRANSFER OF ASSETS; LICENSE AND SUBLICENSE

2.1           Purchase and Sale of Assets.  Subject to the terms and conditions of this Agreement, Seller shall sell, transfer, assign, convey, deliver, license or sublicense, as specified below, to Buyer, or shall cause to be sold, transferred, assigned, conveyed, delivered, licensed or sublicensed, as specified below, to Buyer, and Buyer shall acquire all of Seller’s right, title and interest in and to the properties and assets of Seller identified in this Section 2.1 (collectively, the “Assets”).

(a)           Patents.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all of Seller’s rights, title and interest in and to the patent filings related to the CV Products listed in Attachment 2.1(a), and any patents of addition, re-examinations, reissues, extensions, granted supplementary protection certifications, substitutions, confirmations, registrations, revalidations, revisions, additions and the like, of or to said patents and any and all divisionals, continuations and continuations-in-part, and any patents issuing therefrom, as well as any patent applications related thereto (collectively, the “Patents”).  Seller hereby retains a royalty-free right and license, including the right to sublicense, under the Patents, solely to the extent necessary for, and solely for the purposes of, performing Seller’s obligations under this Agreement and the Transition Services Agreement and only until the completion of Seller’s obligations hereunder and thereunder.

(b)           Licensed IP Rights.  Upon Closing, Seller shall transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all of Seller’s rights under all patents, know-how and other intellectual property rights which Seller has a right under contract to use and which are used in the Business and those intellectual property rights contained in the license agreements included as part of the Assumed Contracts or as otherwise set forth on Attachment 2.1(b), but subject to any restrictions and obligations in

CONFIDENTIAL TREATMENT REQUESTED

such license agreements (the “Licensed IP Rights”).  Seller hereby retains a royalty-free right and license under the Licensed IP Rights for use in the Business, solely to the extent necessary for, and solely for the purposes of, performing Seller’s obligations under this Agreement and the Transition Services Agreement, and only until the completion of Seller’s obligations hereunder and thereunder.

(c)           Trademark Registrations.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all of Seller’s rights, title and interest in and to all Trademarks used in the Business and as set forth on Attachment 2.1(c), together with (i) all common law rights to the Trademarks, (ii) the goodwill of the Business symbolized by the Trademarks, (iii) all causes of actions, claims and demands or other rights for, or arising from any infringement, dilution, unfair competition, or other violation, including past infringement, dilution, unfair competition, or other violation, of the Trademarks, and (iii) all rights corresponding thereto throughout the world (the “Trademark Registrations”).

(d)           Copyrights.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all of Seller’s rights, title and interest in and to registered and unregistered copyrights, including all related registrations, applications and common law rights, in any labels, product marketing materials or other copyrighted works related to the CV Products (the “Copyrights”).

(e)           Registrations.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all of Seller’s rights, title and interest in and to the regulatory files and approvals, registrations and governmental authorizations, each NDA, each IND, compliance notices, licenses and permits, and any applications to the FDA or the comparable foreign law or bodies in effect or pending at the Closing Date, and all materials and information relating to the FDA and other Governmental Entity approvals for the CV Products as set forth on Attachment 2.1(e), and all information contained therein (collectively, the “Registrations”).

(f)            Product-Specific Manufacturing Information.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer all of Seller’s rights, title and interest in and to all of Seller’s manufacturing information (the “Product-Specific Manufacturing Information”) used solely and exclusively in the Business.  Seller shall retain a non-exclusive license to use Product-Specific Manufacturing Information, solely for purposes of fulfilling its obligations under this Agreement and the Transition Services Agreement, and only until completion of Seller’s obligations hereunder and thereunder.

(g)           Non Product-Specific Manufacturing Information.  Upon Closing, Seller shall grant, or shall cause to be granted to Buyer, a perpetual, paid up, irrevocable, royalty-free, non-exclusive license, with the right to sublicense, to use, only in the Business, any manufacturing information that is used by Seller both in the Business and also in other business activities of Seller (the “Non-Product Specific Manufacturing Information”).  Seller shall retain a non-exclusive license to use Non-Product-Specific Manufacturing Information in other business activities of Seller.

CONFIDENTIAL TREATMENT REQUESTED

(h)           Research and Development Materials.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, (i) originals of all documents and electronically stored information (excluding e-mails or other electronic correspondence not readily available in hard copy) to the extent related to the research and development of the CV Products that are owned or controlled by Seller or its Affiliates and any of their respective agents, and (ii) copies of all other documents and electronically stored information (excluding e-mails or other electronic correspondence not readily available in hard copy) to the extent related to the research and development of the CV Products (the “Research and Development Materials”).  After Closing, Seller shall retain a right to use the Research and Development Materials, solely for purposes of fulfilling its obligations under this Agreement and the Transition Services Agreement, and only until completion of Seller’s obligations hereunder and thereunder.

(i)            Marketing and Promotional Documents.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all marketing and promotional documents and information (including electronic information, but excluding e-mails or other electronic correspondence not readily available in hard copy) related to the CV Products existing on the Closing Date, owned by Seller or its Affiliates, such as customer lists, marketing and promotional plans, documents and materials, material contained on Seller’s internet sites, field force training manuals and materials, and the like, solely to the extent relating exclusively to the Business (the “Marketing and Promotional Documents”).  Buyer’s use of the Marketing and Promotional Documents shall be subject to Section 10.12.

(j)            Worldwide Safety Reports.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all worldwide safety reports in the possession or control of Seller or its Affiliates with respect to the CV Products in existence as of the Closing (the “Worldwide Safety Reports”).

(k)           Clinical Data.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all clinical data related to the CV Products and which is contained in Seller’s databases or otherwise in Seller’s possession or control (the “Clinical Data”).

(l)            Tangible Assets.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, certain tangible assets, as listed in Attachment 2.1(l) (the “Tangible Assets”).

(m)          Domain Names.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all of Seller’s rights, title and interest in and to the domain names used primarily in the Business and listed in Attachment 2.1(m) (collectively, the “Domain Names”).

(n)           Product Inventory.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, the Product Inventory.

CONFIDENTIAL TREATMENT REQUESTED

(o)           Raw Materials and WIP.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, the Raw Materials and WIP.

(p)           Assumed Contracts.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all rights and benefits of Seller in existence as of the Closing Date or arising after the Closing Date under the contracts listed in Attachment 2.1(p) (the “Assumed Contracts”), including any rights to Intellectual Property.  The Assumed Contracts shall be deemed to include all purchase orders and change orders related thereto.

(q)           Clinical Trial Materials.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all of Seller’s rights, title and interest in and to the Clinical Trial Materials.

(r)            Clinical Trial Study Reports.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all of Seller’s rights, title and interest in and to the Clinical Trial Study Reports.

(s)           Sun Litigation.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all of Seller’s rights relating to the Sun Litigation, including, without limitation, all documents and information and other things gathered or produced by any party in relation thereto.

(t)            Books and Records.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer all Books and Records.

(u)           Customer Orders.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all of Seller’s right, title and interest in all unfilled orders for the CV Products, including without limitation, all unfilled Customer Orders as of the Closing Date (i.e. Customer Orders to the extent that (i) the Packaged Products at issue have not been shipped to the applicable customer as of the Closing Date and (ii) Buyer (rather than Seller or any of its Affiliates) would be paid by the applicable customer after shipment by Buyer following the Closing Date), a list of which shall be provided to Buyer within [****]* after the Closing Date.

(v)           Packaging Inventory.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer, all packaging material for the Marketed Products, including all package labels and product inserts used in connection with the Marketed Products owned or controlled by Seller or its Affiliates as of the Closing (the “Packaging Inventory”).

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

(w)          Other Intellectual Property.  Upon Closing, Seller shall sell, transfer, assign, convey and deliver or shall cause to be sold, transferred, assigned, conveyed and delivered to Buyer all of Seller’s rights, title and interest in and to the Trade Secrets and other intellectual property not hereto forth assigned that are used solely in the Business.

2.2           Excluded Assets.  Buyer hereby acknowledges that Seller is not transferring hereunder any assets, rights or interests of Seller or its Affiliates not specifically set forth in Section 2.1 (collectively, the “Excluded Assets”), including, without limitation:

(a)           any contracts or agreements with any third party that are not Assumed Contracts or identified in Section 2.1(b);

(b)           any assets or rights used in the research, development, manufacture, control, packaging or release, marketing or sale of products other than the CV Products, excluding such assets or rights of Seller or its Affiliates that were used primarily in, or were otherwise necessary for the conduct of, the Business on the Effective Date that are either (i) Assets (transferred to Buyer pursuant to Section 2.1) or (ii) are covered in Section 10.1(a);

(c)           any assets or rights, including, without limitation, technical information  and intellectual property, that are not used exclusively in the Business and are used in other business activities of Seller, excluding such assets or rights of Seller or its Affiliates that were used primarily in, or were otherwise necessary for the conduct of, the Business on the Effective Date that are either (i) Assets (transferred to Buyer pursuant to Section 2.1) or (ii) are covered in Section 10.1(a);

(d)           equipment, computer software, and computer hardware, except as listed on Attachment 2.1(b) or Attachment 2.1(l);

(e)           all Accounts Receivable arising on or prior to the Closing Date; and

(f)            corporate records (financial statements, formation documents, stock records, board resolutions and minutes, and the like).

2.3           Assumed Liabilities.  Buyer shall assume and agree to honor, pay and discharge when due only the following Liabilities of Seller (the “Assumed Liabilities”), and no others:

(a)           all Liabilities of Seller under the Assumed Contracts, but only to the extent such Liabilities arise from any event, circumstance or condition occurring after the Closing Date;

(b)           all Liabilities of Seller under the Registrations to be performed after the Closing Date, but only to the extent such Liabilities relate to any event, circumstances or conditions occurring after the Closing Date;

(c)           all Liabilities relating to the Sun Litigation, other than (i) Liabilities that arise as a result of actions taken or omitted by Seller and its Affiliates on or prior to the Closing Date (unless taken or omitted with the consent of Buyer), and (ii) all fees, costs and expenses incurred by or on behalf of Seller or any of its Affiliates with respect to the Sun Litigation on or

CONFIDENTIAL TREATMENT REQUESTED

prior to the Closing Date (including attorneys’ fees);

(d)           all other Liabilities (other than Excluded Liabilities) arising out of the conduct of the Business or arising out of or related to the Assets, but in each case solely to the extent such Liabilities are incurred or relate to events, circumstances, conditions, actions or activities occurring after the Closing Date, including, without limitation, any product liability, product warranty, product return, charge-back, rebate or Medicaid, Medicare or other reimbursements, or similar claim, related to the CV Products sold after the Closing Date;

(e)           all [****]*

(f)            all Liabilities relating to Taxes attributable to ownership of the Assets and operation of the Business during periods beginning after the Closing Date, but not including, for the avoidance of doubt, Taxes that are payable after the Closing Date relating to taxable periods, or portions thereof, ending on or prior to the Closing Date, determined, in the case of any period that includes but does not end on the Closing Date, on a pro rata per diem basis; and

(g)           all costs and expenses incurred after the Closing Date in connection with or related to the[****]*, including without limitation, any and all work or agreements related thereto, and the [****]*relating to the [****]*, [****]*.

2.4           Excluded Liabilities.  Except for the Assumed Liabilities, Buyer shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Seller or any of its Affiliates (including, without limitation, those related to the Business) of any kind, character or description whatsoever (the “Excluded Liabilities”).  Seller shall discharge in a timely manner or shall make adequate provision for all of the Excluded Liabilities that affect the Business, Assets or Assumed Liabilities, provided that Seller shall have the ability to contest, in good faith, any such claim of liability asserted in respect thereof by any person or entity.  Excluded Liabilities shall include, without limitation:

(a)           all Taxes (other than Taxes that are Assumed Liabilities) including those that result from or have accrued in connection with the operation of the Business on or prior to the Closing Date;

(b)           any Liability or obligation of Seller of any nature owed to any employees, directors, former employees, agents or independent contractors, whether or not employed by Buyer after the Closing, that (A) arises out of or relates to the employment or service provider relationship between Seller or its Affiliates (or any predecessor in interest) and any such individual(s) (including, but not limited to, claims for compensation, discrimination, harassment, or retaliation and any Liability under Seller’s Employee Benefit Plans); or (B) arises out of or relates to events, circumstances or conditions occurring on or prior to the Closing Date (including the transactions contemplated by this Agreement);

(c)           all Accounts Payable arising on or prior to the Closing Date;

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

(d)           Liabilities of Seller under the Assumed Contracts that were incurred, arose or became payable on or prior to the Closing Date;

(e)           all Liabilities of Seller and its Affiliates under the Registrations, to be performed, or which relate to any event, circumstance or condition occurring, on or prior to the Closing Date;

(f)            all Liabilities with respect to accrued expenses incurred on or prior to the Closing in connection with the CV Products or the Business;

(g)           all Liabilities arising out of claims of third parties for damage or injury suffered as the result of defective products sold or manufactured on or prior to the Closing Date;

(h)           all Liabilities incurred (i) up through the Closing Date and (ii) after the Closing Date [****]*, in connection with or related to the [****]*, including without limitation the [****]* and of any and all work and agreements relating thereto, and the [****]* relating the [****]*; and

(i)            Liabilities of Seller and its Affiliates relating to or arising under this Agreement.

2.5           Risk of Loss.  All risk of loss with respect to the Assets (whether or not covered by insurance) shall be on Seller or its Affiliates up to the time of Closing, whereupon such risk of loss shall pass to Buyer.

2.6           Taxes.  All applicable sales, transfer, documentary, use, stamp, filing, recording, conveyance, excise, mortgage, documentary recording taxes and other similar taxes and fees that may be levied on the sale, assignment, transfer or delivery of the Assets to be sold and transferred as provided in this Agreement shall be borne by the parties equally.  The parties shall cooperate with each other and use commercially reasonable efforts to minimize such Taxes.

2.7           Third-Party Consents.  To the extent that any Assumed Contract, Intellectual Property or Registration is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder.  Seller and Buyer shall each use commercially reasonable efforts to obtain the consent of [****]*, to the extent required, for the assignment of any Assumed Contracts to which it is a party.  Seller shall use its commercially reasonable efforts to obtain any and all consents necessary for the effective assignment to and assumption by Buyer of the Assumed Contracts, the Intellectual Property, the Registrations and the Assumed Liabilities, including the Third Party Consents set forth on Attachment 4.2(a) hereto and the consents set forth on Schedule 6.3 of the Disclosure Schedule.  All such consents shall be in writing and executed counterparts thereof shall be delivered promptly to Buyer.  If any such consent shall not be obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned

* Certain information on this page has been omitted and filed separately with the Sec. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

to Buyer under the relevant Assumed Contract, Intellectual Property or Registration, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.  If and to the extent that such arrangement cannot be made, Buyer shall have no obligation pursuant to Section 2.3 or otherwise with respect to any such Assumed Contract, Intellectual Property or Registration.  The provisions of this Section 2.7 shall not affect the right of Buyer not to consummate the transactions contemplated by this Agreement if the condition to its obligations hereunder contained in Section 9.1 has not been fulfilled.

ARTICLE 3

CONSIDERATION

3.1           Purchase Price.  As full consideration of Seller’s sale, transfer, assignment, conveyance, delivery, license or sublicense of the Assets to Buyer, Buyer will assume the Assumed Liabilities and pay and deliver or cause to be paid and delivered to Seller, in the manner set forth in this Section, an aggregate purchase price (the “Purchase Price”) equal to the sum of the Initial Purchase Price set forth in Section 3.1(a) and the Milestone and Revenue Payments, if applicable, set forth in Section 3.1(b).

(a)           Initial Purchase Price.  On the Closing Date, Buyer shall pay Seller Eighty Five Million United States Dollars ($85,000,000) (the “Initial Purchase Price”), less the Escrow Amount.

(b)           Milestone and Revenue Payments.  In addition to the payment made by Buyer pursuant to Section 3.1(a), after the Closing Date, Buyer shall make the following non-refundable cash payments to Seller, in each case, subject to the satisfaction of the respective milestones:

i.              Cardene [****]* Product Approval Milestone Payment.  Twenty Five Million United States Dollars ($25,000,000) shall become payable upon Buyer’s receipt of the Initial FDA Approval, such payment to be made promptly, and in no event later than [****]*, after receipt of such approval.

ii.             Revenue Milestone Payments.

(1)            Thirty Million United States Dollars ($30,000,000) payable to Seller if and when the Net Sales of the Cardene [****]* Product in any twelve consecutive month period, calculated as of the end of each calendar month, first exceed Eighty Million United States Dollars ($80,000,000).

(2)            Thirty Million United States Dollars ($30,000,000) payable to Seller if and when the Net Sales of the Cardene [****]* Product in any twelve consecutive

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

month period, calculated as of the end of each calendar month, first exceed One Hundred Fifty Million United States Dollars ($150,000,000).

(3)           Each payment pursuant to subsections (1) and (2) shall, if applicable, be made promptly, but no later than [****]*, following the occurrence of the relevant milestone.

The milestone payments under subsections (i) and (ii) of this Section 3.1(b) are collectively referred to as “Milestone Payments”.

iii.            Other Revenue Payments.  Buyer shall pay to Seller, on a [****]* basis as provided in Section 3.3, (A) an amount equal to ten percent (10%) of the Net Sales of the Cardene [****]* Product from sales occurring after the Closing Date and prior to the earlier to occur of (i) December 31, 2014 and (ii) the [****]*, and (B) on a country-by-country basis, an amount equal to five (5%) of the Net Sales of any Ularitide product from sales occurring after the Closing Date and prior to the later to occur of (i) the expiration of the applicable exclusivity period in such country, and (ii) the expiration of the last Patent covering Ularitide in such country.  The payments under this subsection iii of Section 3.1(b) are referred to as “Revenue Payments” and Revenue Payments and Milestone Payments are collectively referred to as “Milestone and Revenue Payments”.

(c)           Deposit in Escrow.  At Closing, Buyer shall deliver cash from the Initial Purchase Price in the amount of Six Million United States Dollars ($6,000,000) (the “Escrow Amount”) to the Escrow Agent pursuant to the Escrow Agreement, to be held and disbursed upon and subject to all of the terms and conditions set forth therein.

3.2           Method of Payment.  The payments to be made pursuant to Section 3.1 shall be made by wire transfer in immediately available funds as follows:

(a)           delivery of the Initial Purchase Price, less the Escrow Amount, to such account as Seller shall have designated to Buyer in writing not less than two (2) business days prior to the Closing Date, and any such payment shall be deemed to have been paid when recorded in the proper account;

(b)           delivery to Wells Fargo Bank, National Association (the “Escrow Agent”) of the Escrow Amount in accordance with the wire transfer instructions of the Escrow Agent delivered to Buyer in writing not less than two (2) business days prior to the Closing Date.  The Escrow Amount shall be held in escrow by the Escrow Agent pursuant to the terms of an escrow agreement in substantially the form of Exhibit H attached hereto (the “Escrow Agreement”) in order to provide a source for the payment of any [****]*.  The Escrow Agreement shall provide for the release of any remaining escrow funds to Seller [****]* from the Closing Date [****]*; and

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

(c)           delivery of the Milestone and Revenue Payments to such account as Seller shall have designated to Buyer in writing not less than two (2) business days prior to the Closing Date (or such other account as designated by Buyer after Closing delivered pursuant to the notice provision herein).

3.3           Revenue Payments; Reports.  Buyer shall pay to Seller, [****]*, any Revenue Payments that become due.  Such payments will be accompanied by a report containing the following information as it pertains to the [****]* just ended:

(a)           the gross sales of the Cardene [****]* Product (in the aggregate and separately stated for each selling party);

(b)           the computation of the Net Sales of Cardene [****]* Product actually received by Buyer based on the U.S. dollar value determined in (a) above, including an accounting of any Net Sales Adjustments from the gross sales to arrive at the Net Sales amount, and the exchange rates used for converting foreign currency to U.S. dollars in accordance with Section 3.4 hereof;

(c)           the computation of earned Revenue Payments; and

(d)           such other information necessary to confirm the Revenue Payments payable pursuant to Section 3.1(b)(iii) as Seller may reasonably request.

If no earned Revenue Payments are due for a [****]*, Buyer will so report.  At the end of the [****]* in which the Revenue Payments are no longer due, Buyer will provide to Seller a final written report that complies in all respects with this Section 3.3.  Buyer will require each Affiliate and sublicensee to make appropriate reports to Buyer in a timely manner to enable Buyer to comply with this Section 3.3.  Buyer shall provide Seller a similar report containing the information in subsections (a) and (b) above upon payment of the Milestone Payments.

3.4           Accounting.  The Net Sales used for computing the Revenue Payments payable to Seller by Buyer will be computed in U.S. dollars.  If Buyer or an Affiliate or a sublicensee sells any Cardene [****]* Product for currency other than U.S. currency, for purposes of calculating the earned Revenue Payments payable to Seller, Buyer will determine the Net Sales for the Cardene [****]* Product in such currency and then convert the Net Sales into its equivalent in U.S. currency using the average New York foreign exchange selling rate for such currency for the month in which such sale is reported, as published by The Wall Street Journal.  If such rate is not so published, the conversion will be at the average selling rate for such currency for the month in which such sale is reported, as published by a leading New York, New York bank chosen by Buyer and reasonably acceptable to Seller (such acceptance not to be unreasonably withheld, delayed or conditioned).

3.5           Records; Audits.  Buyer shall keep, and shall cause its Affiliates and third party sublicensees to keep, full and accurate records and books of account containing all particulars that may be necessary for the purpose of calculating Net Sales.  Such records and books of account, with all necessary supporting data, shall be kept by Buyer (or its Affiliates or

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

sublicensees) at its place of business or at another location under Buyer’s control for the [****]* next following the end of the calendar year to which each shall pertain.  Upon written request from Seller, and in no event more than (i) [****]* and (ii) [****]* of the Closing Date thereafter, Buyer shall permit an independent nationally recognized accounting firm selected by Seller and reasonably acceptable to Buyer, which acceptance shall not be unreasonably withheld, delayed or conditioned, to have access after reasonable advance notice ([****]*) and during normal business hours to such records and books of account as may be reasonably necessary to verify the accuracy of the Buyer’s reports of Net Sales as provided herein.  Notwithstanding the preceding sentence, Seller may make additional requests if Seller in good faith believes that there is reasonable cause to make such additional requests based on findings in prior reports.  All such verifications shall be conducted at the expense of Seller.  In the event any such audit concludes that adjustments should be made in Seller’s favor, Seller shall provide to Buyer a complete copy of the accountant’s written report reflecting such adjustments.  Buyer shall have the right to dispute such adjustments in good faith by providing written notice of such dispute to Seller within thirty (30) days of the date on which the applicable written report is received by Buyer.  Any dispute shall be resolved in accordance with the provisions of Section 14.4.  Buyer shall pay the amounts, if any, finally determined to be due (plus accrued interest thereon, from the date originally due, at the annual rate announced by the Bank of America (or any successor) as its prime rate in effect on the date that such payment was first due [****]* promptly, and in no event later than thirty (30) days after the date Buyer receives Seller’s accounting firm’s written report or the dispute is resolved in accordance with Section 14.4, as the case may be.  The fees charged by the accounting firm shall be paid by [****]* unless the audit (or final resolution, if applicable) reflects that adjustments in favor of [****]* for the [****]* or more of the aggregate amount paid or payable by [****]* to [****]* during the period, in which case [****]* shall pay the reasonable fees and expenses charged by such accounting firm, promptly after receipt of the invoice for such audit.  Seller agrees that all information subject to review under this Section 3.5 is Confidential Information of Buyer and that it shall cause its accounting firm to retain all such information subject to the confidentiality restrictions set forth in this Agreement.

3.6           Late Payments.  Any payment owed under this Agreement that is not paid on or before the date that is [****]* following the date on which such payment becomes due pursuant to this Agreement shall accrue interest, to the extent permitted by law, at the annual rate announced by Bank of America (or its successor) as its prime rate in effect on the date that such payment was first due [****]* until the date on which such payment is made.

3.7           Allocation of Purchase Price.  Prior to Closing, Buyer and Seller will make reasonable efforts to agree on an allocation of the Initial Purchase Price (and any Assumed Liabilities properly included for tax purposes) among the Assets in a manner that is consistent with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (or any successor provision of any future tax law, or any comparable provision of state, local or foreign tax law).  If the parties are able to agree to an allocation of the Initial Purchase Price pursuant to

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

the preceding sentence, Buyer and Seller will (i) act in accordance with such allocation in the preparation and filing of all Tax returns (including the preparation and filing of IRS Form 8594), (ii) take no position inconsistent with the allocation for all Tax purposes, and (iii) allocate any post-Closing payments made pursuant to Sections 3.1 or 3.3 consistent with the methodology used in such allocation.  In the event that such allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto and shall forward to such other party copies of all correspondence with such taxing authority in respect of such disputed allocation.

ARTICLE 4

CLOSING

4.1           Closing.  The Closing of the sale, transfer, assignment, conveyance, delivery, license or sublicense of the Assets to Buyer, and the consummation of the other transactions contemplated hereby shall be held at the offices of Seller (the “Closing”) as promptly as practicable, but no later than the date five (5) business days after all conditions (other than the respective delivery obligations of the parties) hereto have been satisfied or waived, or at such other time or date as may be agreed to by the parties to this Agreement (the “Closing Date”).  The Closing shall have deemed to have occurred on 11:59 pm on the Closing Date.

4.2           Actions at Closing.  At the Closing, sale, transfer, assignment, conveyance, delivery, license or sublicense of the Assets to Buyer will be effected by Seller pursuant to such good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to transfer to Buyer good and valid title to the Assets.

(a)           Deliveries by Seller at Closing.  The purchase of the Assets by Buyer in accordance with the terms of this Agreement are subject to Seller’s delivery to Buyer at the Closing of the following instruments, documents, agreements and certificates:

i.              the General Assignment and Bill of Sale substantially in the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Seller;

ii.             a counterpart of the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by Seller;

iii.            the Patent Assignment Agreement substantially in the form attached hereto as Exhibit C (the “Patent Assignment Agreement”), duly executed by Seller;

iv.            the Trademark Assignment Agreement substantially in the form attached hereto as Exhibit D (the “Trademark Assignment Agreement”), duly executed by Seller;

v.             the Domain Name Assignment Agreement substantially in the form attached hereto as Exhibit E (the “Domain Name Assignment Agreement”), duly executed by Seller;

CONFIDENTIAL TREATMENT REQUESTED

vi.            a counterpart of the Transition Services Agreement, substantially in the form attached hereto as Exhibit F, duly executed by Seller;

vii.           the Third Party Consents listed in Attachment 4.2(a), in substantially the form attached hereto as Exhibit G, signed by an authorized representative of each of the consenting parties to such agreements, and such Third Party Consents (a) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (b) shall be in full force and effect;

viii.          a counterpart of the Escrow Agreement, , substantially in the form attached hereto as Exhibit H, duly executed by Seller and Escrow Agent;

ix.            a counterpart of the Litigation Cooperation Agreement, duly executed by Seller;

x.             such other documents and agreements as may be necessary to effect the transactions contemplated by this Agreement;

xi.            a certificate executed by a duly authorized officer of Seller certifying that (i) each of the representations and warranties of Seller set forth in Article 6 of this Agreement that is qualified by materiality is true and correct in all respects, (ii) each of such representations and warranties that is not so qualified is true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except that any such representation or warranty made as of a specified date shall only need to have been true and correct on and as of such date, and (iii) all of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller, at or prior to the Closing have been duly complied with and performed in all material respects;

xii.           a certificate of the Secretary of Seller, in form and substance reasonably satisfactory to Buyer, as to the authenticity and effectiveness of the actions of the board of directors of Seller authorizing this Agreement and the transactions contemplated in this Agreement;

xiii.          evidence, in form and substance reasonably satisfactory to Buyer, that Seller has fully paid all fees, costs and expenses payable pursuant to Section 8.6;

xiv.          for each NDA identified and each IND identified on Attachment 2.1(e), a letter from Seller to the FDA, in form and substance reasonably satisfactory to Buyer, stating that all rights with respect to the respective application have been transferred to Buyer as of the Closing Date; and

xv.           a certification as to Seller’s non-foreign status in accordance with U.S. Treasury Regulations Section 1.1445-2(b)(2).

(b)           Deliveries by Buyer at Closing.  The sale of the Assets by Seller in accordance with the terms of this Agreement are subject to Buyer’s delivery to Seller (unless

CONFIDENTIAL TREATMENT REQUESTED

noted otherwise) at the Closing of the following instruments, agreements and certificates:

i.              the Initial Purchase Price, less the Escrow Amount;

ii.             evidence of payment of the Escrow Amount to the Escrow Agent;

iii.            a counterpart of the Assignment and Assumption Agreement, duly executed by Buyer;

iv.            a counterpart of the Transition Services Agreement, duly executed by Buyer;

v.             a counterpart of the Escrow Agreement, duly executed by Buyer and Escrow Agent;

vi.            a counterpart of the Litigation Cooperation Agreement, duly executed by Buyer;

vii.           a certificate executed by a duly authorized officer of Buyer certifying that (i) each of the representations and warranties of Buyer set forth in Article 7 of this Agreement that is qualified by materiality is true and correct in all respects, (ii) each of such representations and warranties that is not so qualified is true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except that any such representation or warranty made as of a specified date shall only need to have been true and correct on and as of such date, and (iii) all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer, at or prior to the Closing have been duly complied with and performed in all material respects;

viii.          a certificate of the Secretary of Buyer, in form and substance reasonably satisfactory to Seller, as to the authenticity and effectiveness of the actions of the board of directors (and shareholders, if applicable) of Buyer authorizing this Agreement and the transactions contemplated in this Agreement.

ARTICLE 5

EMPLOYMENT MATTERS

5.1           Employees.

(a)           Notwithstanding the provisions of the Confidentiality Agreement, Buyer shall have the right prior to Closing to contact the employees of Seller currently employed in the Business, who are identified on Attachment 5.1(a) (each, a “Business Employee”), and to discuss possible terms of employment with such Business Employees and Buyer may make offers of employment, contingent on the Closing, to any of such Business Employees in its discretion.  Buyer shall deliver to Seller a list of the Business Employees to whom Buyer has or intends to make offers of employment (each, an “Identified Employee”) at least fifteen (15) days prior to

CONFIDENTIAL TREATMENT REQUESTED

the date of the Closing.  The Seller shall use reasonable best efforts to cooperate with Buyer to facilitate the hiring of the Identified Employees.  Seller and its Affiliates shall not make competing offers of employment to the Identified Employees and shall, for a period of [****]* from the Closing Date, refrain from, directly or indirectly, employing, engaging or seeking to employ or engage any Identified Employee that has been hired by Buyer, unless such employee (i) has resigned voluntarily at least [****]* prior to such employment or engagement (without any solicitation from Seller or any of its Affiliates) or has been terminated by Buyer after the Closing Date or (ii) responds to any general media solicitation of employment or engagement by the Seller or its Affiliate.  Notwithstanding the foregoing, nothing in this Agreement shall constitute a commitment of Buyer to continue the employment of any Identified Employee for any period following the Closing Date, nor limit the right of Seller or its Affiliates to change any terms or conditions of employment of any employed Identified Employee following the Closing Date.

(b)           Prior to the Closing Date, or as promptly as possible thereafter, and not withstanding any otherwise applicable Employee Benefit Plan, Seller shall take such actions, to be in effect as of the Closing Date or as promptly as possible thereafter, as are necessary to cause all Identified Employees who accept offers of employment from Buyer (the “Hired Employees”) to be paid, on a pro-rata basis, any earned sales incentive compensation and other comparable pay for the period of employment ending on the date of termination of employment (including, without limitation, the applicable bonuses for 2007 that would otherwise have been payable pursuant to any Seller Employee Benefit Plan, to the extent that such bonuses have not been paid prior to Closing), as well as any accrued vacation pay, sick leave, or other payroll entitlements.  Seller shall waive any notice requirements or other conditions applicable to any Hired Employee in connection with such employee’s termination of his or her employment with Seller.

(c)           Seller shall take all action necessary to give any notification required by the Worker Adjustment and Retraining Notification Act (“WARN”), comply with any requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 and pay any and all severance, vacation, paid time off, unpaid wages, unpaid bonuses, unpaid commissions or other sums that may be due to Business Employees in connection with their termination of employment with Seller, if any, or otherwise pursuant to the terms of any of Seller’s employee benefit plan.  Buyer shall provide to Seller in a timely manner any information reasonably necessary to determine whether an Identified Employee has been offered employment in a comparable position and such other information as is reasonably necessary for Seller to comply with its obligations, if any, under WARN or any similar state law, rule or regulation with respect to Seller’s termination of the employment of any Business Employees.

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions and disclosures listed in the Disclosure Schedule (including the attachments and exhibits thereto) Seller represents and warrants to Buyer as follows:

6.1           Organization and Authority.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to execute and consummate this Agreement, and such other instruments, agreements and transactions as may be contemplated hereunder and thereunder.  Seller has all requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to carry on the Business as now being conducted and to own, lease and operate the Assets.  Seller is qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to be so qualified would have a Material Adverse Effect.  All corporate acts and other proceedings required to be taken by or on the part of Seller to authorize Seller to execute, deliver and perform this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, have been duly and properly taken, and no further action on the part of Seller or its stockholders is necessary.  This Agreement has been duly executed and delivered by Seller and constitutes legal, valid and binding obligations of Seller enforceable in accordance with its terms, except as such enforceability may be subject to or limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

6.2           No Violation or Conflict.  The execution and delivery by Seller of this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, and the consummation by Seller of the transactions contemplated hereby and thereunder will not (i) violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any Governmental Entity applicable to Seller, or (ii) materially conflict with, result in any material breach of, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under the Certificate of Incorporation or bylaws of Seller or any agreement to which Seller is a party, (iii) materially interfere with Seller’s performance of its obligations hereunder, or (iv) result in the creation or imposition of any lien or encumbrance on Seller or the Assets, and to the Knowledge of Seller, there are currently no proceedings pending before, or threatened by, any Governmental Entity that could reasonably be expected to result in the adoption, amendment or issuance of any law, statute, rule or regulation or judgment, order, writ, injunction or decree materially adverse to the Assets or the Business.

6.3           Consents and Approvals.  Except as set forth in Schedule 6.3 of the Disclosure Schedule, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any Governmental Entity, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except with respect to the HSR Filings and any declarations, filings, registrations, authorizations, consents,

CONFIDENTIAL TREATMENT REQUESTED

approvals or permits which if not obtained or made have not had and would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect or materially interfere with Seller’s performance of its obligations hereunder.

6.4           Assumed Contracts.  Seller has made available to Buyer complete and correct copies of the Assumed Contracts and any amendments, modifications and supplements thereto.  All the Assumed Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms by and against Seller, except as such enforceability may be subject to or limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally; and (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity; provided that there may be Assumed Contracts that have expired by their terms, but contain surviving rights or Liabilities that will be assumed by Buyer.  Except as set forth in Schedule 6.4(a) of the Disclosure Schedule, neither Seller nor, to the Knowledge of Seller, any other party to such Assumed Contract is, or has received notice that it is, in violation or breach of or default under any such Assumed Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Assumed Contract) in any material respect.  Schedule 6.4(b) of the Disclosure Schedule sets forth a list of all Assumed Contracts which require the consent or waiver of any party to such Assumed Contracts, to the Assignment of such Assumed Contract as a result of the transactions contemplated hereby (the “Third Party Consents”).

6.5           Title to Assets.  Upon the consummation of the transactions contemplated under this Agreement, Buyer will obtain good, valid and marketable title to all the Assets, free and clear of any and all liens, encumbrances, charges, claims, pledges, or security interests of any kind (including those of secured parties).  Except as set forth in Schedule 6.5 of the Disclosure Schedule, Seller beneficially owns all of the right, title or other interests to be transferred to Buyer hereunder with respect to all the Assets, and none of the Assets is leased, rented, licensed, or otherwise not owned by Seller.  The transactions contemplated hereby constitute the sale and assignment of substantially all of Seller’s business relating to the CV Products.

6.6           Intellectual Property.

(a)           Attachment 2.1.  Attachment 2.1 sets forth a complete and accurate list of all of the following throughout the world granted to, applied for, owned or licensed by Seller in relation to the CV Products: (i) Patents; (ii) Licensed IP Rights; (iii) Trademarks and Trademark Registrations; and (iv) Domain Names.  Such list includes, where applicable, the record owner, jurisdiction and registration and/or application number, and date issued (or filed) for each of the foregoing.  The inventorship of the Patents and patent applications within Intellectual Property other than the Licensed IP Rights (the “Owned IP Rights”) is true and correct as of the Effective Date.

(b)           Title.  Except as otherwise stated on Attachment 2.1, Seller is the sole and exclusive owner of all Owned IP Rights and has the right to use the Licensed IP Rights as set forth in the applicable Assumed Contracts.  Seller has the right to assign to Buyer the Intellectual Property required to be assigned to Buyer under this Agreement, subject to obtaining the third party consents listed in Attachment 4.2(a).  The Intellectual Property was either (i) developed by employees of Seller within the scope of their employment; (ii) developed by independent

CONFIDENTIAL TREATMENT REQUESTED

contractors who have vested all rights in and to such Intellectual Property to Seller pursuant to written agreements (such as by assignment or work-made-for-hire provisions); or (iii) obtained by Seller from a third party via a written agreement that transferred all rights in the Owned IP Rights to Seller or granted Seller a license to the Licensed IP Rights, as applicable.  No current or former director, officer, or employee of Seller or its Affiliates (or, to the Knowledge of Seller, any of its predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights to use, and will not have any claim with respect to any Intellectual Property.  No royalties, honoraria or other fees are currently due and payable to any third parties for the use of or the right to use any (i) Owned IP Rights; or (ii) except as set forth in the Assumed Contracts, Licensed IP Rights.

(c)           All Rights Transferred.  After the consummation of the transactions contemplated herein, Buyer will own all rights, title, and interest in and to or have a valid written license to use all Intellectual Property and the patents included within the Licensed IP Rights, subject to obtaining the Third Party Consents, on the same terms and conditions as Seller enjoyed immediately prior to such transactions.  Except for the Third Party Consents, there is no law, contract or arrangement that would prevent Seller from assigning all licenses and rights required to be assigned under this Agreement.

(d)           Sufficiency of Title.  Seller is the sole and exclusive owner of or has valid right to use pursuant to a written signed agreement, free and clear of all liens with respect to Owned IP Rights and, to the Knowledge of Seller, free and clear of all liens with respect to Licensed IP Rights.  To the Knowledge of Seller, the Intellectual Property constitutes all of the material intellectual property assets used in or necessary for the conduct of the Business as conducted by Seller as of the Effective Date.  The Owned IP Rights, and, to the Knowledge of Seller, the Licensed IP Rights, currently used in the Business, are in each case subsisting, in full force and effect, and have not been cancelled, expired, been abandoned, or otherwise terminated, and payment of all renewal and maintenance fees in respect of the Owned IP Rights, and, to the Knowledge of Seller, the Licensed IP Rights, and all filings related thereto, have been duly made.  Seller has been diligent in prosecuting all applications pending as of the Effective Date related to Owned IP Rights.

(e)           Non-infringement.  To the Knowledge of Seller, the manufacture, sale and distribution of each CV Product as conducted as of the Effective Date does not infringe upon, misappropriate, violate or constitute the unauthorized use of (either directly or indirectly, such as through contributory infringement or inducement to infringe) any intellectual property rights of any third party in the relevant portion of the Territory for such CV Product.

(f)            Pending Claims.  Except as set forth in Schedule 6.6(f) of the Disclosure Schedule, there are no pending or, to the Knowledge of Seller, threatened claims, suits, arbitrations or other adversarial proceedings before any court, agency, arbitral tribunal, or registration authority in any jurisdiction in the applicable Territory challenging Seller’s ownership or use of any Intellectual Property, or the validity, enforceability, or registrability of any Owned IP Rights or, to the Knowledge of Seller, any Licensed IP Rights.

(g)           Third Party Infringement.  Except as set forth in Schedule 6.6(g) of the Disclosure Schedule, to the Knowledge of Seller, no third party in any Territory in which Intellectual Property rights have been granted, is misappropriating, infringing, diluting or

CONFIDENTIAL TREATMENT REQUESTED

violating any Owned IP Rights, or to the Knowledge of Seller, any Licensed IP Rights, and no claims, suits, arbitrations or other adversarial claims have been brought or, to the Knowledge of Seller, threatened against any third party by Seller.

(h)           Settlements.  Except as set forth in Schedule 6.6(h) of the Disclosure Schedule, there are no settlement agreements, coexistence agreements, consents, licenses, assignments, security agreements, judgments, consent decrees or judicial or administrative decisions relating to Owned IP Rights, or to the Knowledge of Seller, the Licensed IP Rights.

(i)            Confidentiality.  Seller has taken commercially reasonable measures to protect the confidentiality of its Trade Secrets and Confidential Information, including requiring its employees with access to such Trade Secrets and Confidential Information and other parties having access thereto to execute written non-disclosure agreements.  To the Knowledge of Seller, none of the Trade Secrets or Confidential Information have been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement.  To the Knowledge of Seller, no third party to any non-disclosure agreement with Seller is in breach, violation or default thereof.

(j)            Employee Cooperation.  Each present or past employee, officer, consultant or any other person who participated on behalf of Seller in the development of any of the CV Products or any of the Intellectual Property has executed a valid and enforceable agreement with Seller that (i) conveys any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or contract to Seller, (ii) requires such Person, during and after the term of employment or contract, to cooperate with Seller in the prosecution of any patent applications filed in connection with such Intellectual Property, (iii) establishes a representation and covenant by such Person that no process, technique, innovation or other work product provided to Seller is or will be derived from or otherwise constitute the proprietary information of a prior employer or contractor, in contravention of any prior confidentiality agreement, and (iv) obligates such Person to keep any Confidential Information of Seller confidential both during and after the term of the employment or contract.  To the Knowledge of Seller, no employee or consultant of Seller is in violation of any laws or regulations relating to Intellectual Property applicable to such employee or consultant, or any term of any employment agreement, confidentiality agreement, patent or invention disclosure agreement or other contract relating to the relationship of such employee or consultant with Seller or any prior employer or client, as the case may be.

(k)           Notices.  As of the Effective Date, Seller has not received any notice (including, without limitation, any [****]*) pursuant to [****]* by and between Seller and [****]*, as such agreement may be amended from time to time, and to the Knowledge of Seller as of the Effective Date, there are no facts or circumstances that could reasonably be expected to result in any such notice.

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

(l)            Registrations; Regulatory Matters.  All Registrations held by Seller with respect to the CV Products are listed on Attachment 2.1(e).  The Registrations are owned exclusively by Seller.  To Seller’s Knowledge, all of the Registrations are valid and in full force and effect as of the Effective Date.  The Registrations (i) are in the name of Seller; and (ii) except as set forth in Schedule 6.6(l) of the Disclosure Schedule, constitute all licenses, permits, approvals, qualifications, authorizations or requirements of any Governmental Entity in the applicable Territory necessary to manufacture and sell the Marketed Products in the applicable Territory.  Seller has furnished Buyer with access to a complete copy of the NDA, including all amendments and supplements thereto.  Each of the Registrations has been approved by the FDA or other relevant Governmental Entity, as the case may be, and each of the Registrations is in good standing with the FDA or other relevant Governmental Entity, as the case may be.  There is no action or proceeding by any Governmental Entity pending or, to the Knowledge of Seller as of the Closing Date, threatened seeking the revocation or suspension of any Registration relating to the manufacture or sale of the Marketed Products in the applicable Territory.

6.7           Regulatory Status of Marketed Products.  Except as set forth on Schedule 6.7 of the Disclosure Schedule, there have been no recalls, withdrawals, or market replacements of the Marketed Products in the applicable Territory in the past [****]*.

6.8           Product Net Sales.  Seller’s net sales of each of the Marketed Products as set forth on Schedule 6.8 of the Disclosure Schedule, for the periods specified therein, are accurate and were determined in accordance with GAAP.

6.9           Violations of Law.  The utilization of the Assets and the conduct of the Business by Seller and its Affiliates and their respective agents and employees do not violate any applicable law, governmental specification, authorization or requirement or any decree, judgment, order or similar restriction binding on the Seller or any of its Affiliates in any material respect.  Seller has not received notice of any Governmental Entity investigation, claim or proceeding concerning compliance matters relating to the CV Products or the Business, or the business practices of Seller or any of its Affiliates or any of their respective agents or employees, including without limitation business practices related to the pricing, promotion and manufacturing of the Marketed Products.

6.10         Litigation.  Neither the Assets nor the Business is the subject of any outstanding judgment, order, writ, injunction or decree of any court, arbitrator or administrative or Governmental Entity limiting, restricting or affecting the Assets or the Business in any material aspect.  Except as set forth on Schedule 6.10 of the Disclosure Schedule, there are no claims, suits, proceedings pending or, to the Knowledge of Seller, threatened in writing against Seller or any of its Affiliates or any of their respective agents or employees with respect to the Assets, Business or transactions contemplated in this Agreement.

6.11         Employees.  Except as set forth in Schedule 6.11 of the Disclosure Schedule, the Business Employees listed in Attachment 5.1(a) are all the employees of Seller whose efforts and responsibilities are material to the Business.  As of the Effective Date, to the Knowledge of Seller, no Business Employee and no group of Business Employees has any plans to terminate his or her employment with Seller.  To the Knowledge of Seller, Seller and its Affiliates have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

other taxes.  Seller and its Affiliates have no material labor relations problem pending relating to the Business Employees and their labor relations relating to the Business Employees are satisfactory.  There are no workers’ compensation claims pending against Seller or its Affiliates relating to a Business Employee nor is Seller or its Affiliates aware of any facts that would give rise to such a claim.  To the Knowledge of Seller, no Business Employee is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business.  With respect to each Employee Benefit Plan (i) Seller and its Affiliates have complied and are now in compliance with all laws and regulations applicable to such Employee Benefit Plans and (ii) each Employee Benefit Plan has been administered in all material respects in accordance with its terms.  Attachment 5.1(a) lists, as of the date set forth on such attachment, each Business Employee and the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such Business Employee.

6.12         Taxes.  As of the Effective Date, there are no, and, at the Closing, there will not be, any liens for Taxes accrued upon the Assets.  Any and all Taxes related to the Assets or the Business, to the extent payable prior to the Closing, have been or will be paid by Seller prior to the Closing.  No jurisdiction (whether within or without the United States) in which the Seller or any Affiliate of Seller has not filed a specific Tax Return with respect to the Assets or the Business has asserted that the Seller or such Affiliate is required to file such Tax Return in such jurisdiction.  Seller and each Affiliate of Seller has complied (and until the Closing Date will comply) with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes relating to the Assets or the Business (including withholding and reporting requirements under Code §§3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all required amounts.

6.13         Customers and Suppliers.  Schedule 6.13 of the Disclosure Schedule lists the [****]* largest customers and suppliers of Seller relating to each of the Marketed Products for the fiscal years ended December 31, 2006 and December 31, 2007 and sets forth opposite the name of each such customer or supplier the approximate percentage of gross sales attributable from such customers or cash payments attributable to such suppliers, and unit sales for each such customer, for each such period.  Since December 31, 2006, no customer or supplier listed on Schedule 6.13 of the Disclosure Schedule has advised in writing that it will stop or materially decrease the rate of business done with Seller except for changes in the ordinary course of Seller’s business.

6.14         Inventory; Raw Materials and WIP.  The Product Inventory, Raw Materials and WIP relating to the Marketed Products consist of items of a quality and quantity usable and, with respect to finished goods only, salable at Seller’s normal profit levels, in each case, in the ordinary course of the business.  Seller’s inventory of finished goods generated by the Business is not slow-moving as determined in accordance with past practices, obsolete or damaged and is

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

merchantable and fit for its particular use.  Seller has on hand or has ordered and expects timely delivery of such quantities of Raw Materials and has on hand such quantities of WIP and Product Inventory as are reasonably required to timely fill current orders on hand with respect to the Marketed Products which require delivery within [****]* and to maintain the manufacture and shipment of products at its normal level of operations. Schedule 6.14(a) of the Disclosure Schedule contains a materially complete and accurate summary of the Product Inventory, Raw Materials and WIP relating to each of the Marketed Products as of December 31, 2007.  Since January 1, 2007, sales of the Marketed Products by Seller to its distributors, licensees and wholesalers were made consistent with past practices and were not the result of any special or extraordinary sales efforts or promotions by Seller or such distributors, licensees and wholesalers.  The level of inventory of the Marketed Products held by Seller’s distributors, licensees and wholesalers is consistent with practice in effect during calendar year 2007 and, on the Closing Date, will not exceed a level that would be reasonably expected to be sold in the ordinary course of business, consistent with past practice, during calendar year 2007, within [****]*thereof.  Seller has no reason to believe that such inventory will be subject to returns, discounts or charge-backs that, in the aggregate, are materially worse than those experienced during calendar year 2007.  Schedule 6.14(b) of the Disclosure Schedule lists all of the Packaging Inventory owned by Seller as of the Effective Date.

6.15         Clinical Trials.

(a)           Schedule 6.15(a) of the Disclosure Schedule is an accurate and complete list of all Clinical Trials initiated by Seller prior to the Effective Date.  To Seller’s Knowledge, the Clinical Trials were conducted in material compliance with Good Clinical Practice, the reporting of adverse events, the filing of reports and security promulgated by the FDA and similar regulations promulgated by other Governmental Entities as applicable to such trials.  For the purposes of this Section 6.15, “Good Clinical Practice” means current good clinical practice pursuant to the FD&C Act and the relevant U.S. regulations in Title 21 of the U.S. Code of Federal Regulations (including Parts 11, 50, 54, 56, 312, 314 and 601).

(b)           Other than as disclosed on Schedule 6.15(b) of the Disclosure Schedule, during the Clinical Trials, there have been no deaths or serious adverse events.

(c)           Seller has not received any written notices or other written correspondence from the FDA or any other Governmental Entity requiring the termination or suspension of any Clinical Trials.

6.16         Absence of Change.  Except as disclosed in Schedule 6.16 of the Disclosure Schedule, except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since September 30, 2007 there has not been any Material Adverse Change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Change.  Without limiting the foregoing, except as disclosed in Schedule 6.16 of the Disclosure Schedule, there has not occurred, between September 30, 2007 and the date hereof, any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

assets of Seller or its Affiliates used or held for use in the conduct of the Business in an aggregate amount [****]*.

6.17         No Undisclosed Liabilities.  There are no Liabilities against, relating to or affecting the Business or any of the Assets, other than Liabilities (i) incurred in the ordinary course of business consistent with past practice, (ii) under the Assumed Contracts, or (iii) which, individually or in the aggregate, are not material to the condition of the Business.

6.18         Sufficiency.  The Assets and Buyer’s rights under this Agreement constitute all of the material assets that are necessary for Buyer to operate the Business as of and after the Closing Date in substantially the same manner as the Business was operated by Seller (and Seller’s Affiliates) on the Effective Date.

6.19         Brokers and Finders.  Except as set forth in Schedule 6.19 of the Disclosure Schedule, Seller has not employed any broker or finder or incurred any Liability for any brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

6.20         No Implied Warranty.  THE REPRESENTATIONS AND WARRANTIES GIVEN HEREIN BY SELLER ARE IN LIEU OF ANY IMPLIED WARRANTIES WHICH MAY OTHERWISE BE APPLICABLE BECAUSE OF THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE OR ANY OTHER STATUTE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  Seller makes no representation or warranty with respect to (i) any forecasts, projections, estimates or budgets delivered or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Business, except as expressly set forth in this Agreement or the exhibits hereto; provided, that Seller does represent and warrant that it has neither intentionally provided or made available to Buyer any untrue information, nor intentionally omitted any material fact or information regarding the Assets, the Product or the Business or any of the other matters dealt with in this Article 6 relating to Seller or the transactions contemplated by this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER

7.1           Organization and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has full corporate power and authority to execute and deliver this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, and to perform its obligations hereunder and thereunder.  All corporate acts and other proceedings required to be taken by or on

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

the part of Buyer to authorize Buyer to execute, deliver and perform this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder, have been duly and properly taken, and no further action on the part of Buyer or its stockholders is necessary.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be subject to or limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity, regardless of whether considered in a proceeding in law or equity.

7.2           No Conflict or Violation.  The execution and delivery by Buyer of this Agreement and such other instruments, agreements and transactions as may be contemplated hereunder and the consummation by Buyer of the transactions contemplated hereby and thereunder will not (i) violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any Governmental Entity applicable to Buyer, or (ii) materially conflict with, result in any material breach of, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under the Certificate of Incorporation or bylaws of Buyer or any agreement to which Buyer is a party, or (iii) materially interfere with Buyer’s performance of its obligations hereunder.

7.3           Consents and Approvals.  Except as set forth in Schedule 7.3, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any Governmental Entity, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except with respect to the HSR Filings and except for declarations, filings, registrations, authorizations, consents, approvals or permits which if not obtained or made have not had and would not reasonably be expected to have individually or in the aggregate a material adverse effect on Buyer or materially interfere with Buyer’s performance of its obligations hereunder.

7.4           Cash Resources.  Buyer has, prior to the execution of this Agreement, delivered to Seller, true and complete copies of written commitments of third parties to provide Buyer with the financing (in the form of both equity and debt) required for Buyer’s acquisition of the Business hereunder.  Subject to the funding of the funds set forth in the written commitments, in each case, in accordance with and subject to their terms and conditions, Buyer will have at Closing cash in an amount sufficient to pay the Purchase Price at the Closing and any and all fees and expenses relating to the transactions contemplated under this Agreement and specifically acknowledges Seller has entered into this Agreement in reliance upon this representation.

7.5           Litigation.  There are no actions, suits, proceedings or claims pending or, to the Knowledge of Buyer, threatened in writing concerning Buyer or any of its Affiliates with respect to the transactions contemplated in this Agreement.

7.6           Brokers and Finders.  Except as set forth in Schedule 7.6, Buyer has not employed any broker or finder or incurred any Liability for any brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

7.7           Buyer Due Diligence.  Buyer is experienced, and/or has engaged expert advisors experienced in the evaluation and purchase of property and assets such as the Assets contemplated hereunder.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to permit it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

ARTICLE 8

PRE-CLOSING COVENANTS

8.1           Governmental Filings.  Buyer and Seller shall cooperate in promptly undertaking all filings required to be filed with any Governmental Entity in connection with the transfer of Assets and other rights under this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing, including, but not limited to, the filings required of both parties pursuant to the HSR (such filings sometimes being referred to in this Agreement as the “HSR Filings”), and the filing of any additional information as required with respect to such HSR Filings as soon as practicable after receipt of request therefor from the United States Federal Trade Commission.  All filing fees related to the HSR Filings shall be [****]*.

8.2           Conduct of Business.  During the period on and from the Effective Date through and including the Closing Date, Seller will conduct the Business only in the ordinary course consistent with past practices, unless Buyer shall otherwise agree in writing.  Without limiting the generality of the foregoing,

(a)           Seller will:

i.              use commercially reasonable efforts to (i) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the Business Employees, (ii) maintain the good will of wholesalers, customers, suppliers, lenders and other persons and entities to whom Seller sells goods or provides services or with whom Seller otherwise has significant business relationships in connection with the Business, and (iii) continue all current sales, marketing and promotional activities relating to the Business;

ii.             except to the extent required by applicable law, (i) cause the Books and Records to be maintained in the usual, regular and ordinary manner, and (ii) not permit any material change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of Seller or its Affiliates that would adversely affect the Business, the Assets or the Assumed Liabilities;

iii.            comply, in all material respects, with all laws and orders applicable to the Business and promptly following receipt thereof give Buyer copies of any

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

notice received from any Governmental Entity or any other person or entity alleging any violation of any such law or order;

iv.            work diligently and in good faith to complete, as promptly as reasonably practicable, the application to be submitted to the FDA to obtain the Initial FDA Approval, such application to be in form and substance reasonably satisfactory to Buyer; provided, if Seller completes such application prior to the Closing Date and the application is in form and substance reasonably satisfactory to Buyer, then Seller will promptly file such application with the FDA;

v.             work diligently and in good faith to [****]* and any and all work and agreements relating thereto and [****]* related thereto; and

vi.            promptly provide to Buyer written notice of (i) any formal action taken, or non-privileged communication made, by Seller or any other party to the Sun Litigation in connection therewith, and (ii) Seller’s filing of any citizen’s petition or issuance of any other response in connection with the [****]* and, in the case of this subclause (ii), shall not make any such filing or issue any such response without the prior written consent of Buyer.

(b)           Seller will refrain from:

i.              entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Assumed Contract or any Registration;

ii.             violating, breaching or defaulting under, in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Assumed Contract or any Registration;

iii.            waiving any right of Seller under any Liability of or owing to Seller in connection with the Business, other than in the ordinary course of business consistent with past practice;

iv.            engaging in any transaction with respect to the Business with any officer, director or Affiliate of Seller, either outside the ordinary course of business consistent with past practice or other than on an arm’s-length basis; and

v.             entering into any agreement to do or engage in any of the foregoing.

8.3           No Solicitation.  Seller will not (and it will use its best efforts to assure that its officers, directors, employees, agents and affiliates do not on its behalf) (a) take any action to solicit, initiate, seek, or affirmatively support any inquiry, proposal or offer from, any

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

corporation, partnership, person or other entity or group (other than Buyer) relating to any acquisition of the Business or any of the Assets, other than the marketing, sale and distribution of Product Inventory and use of Raw Materials in the ordinary course consistent with past practices (any such proposed transaction being a “Third Party Acquisition”); or (b) participate in any discussions or negotiations with, or provide any non-public information to, any corporation, partnership, person or other entity or group (other than Buyer) relating to any proposed Third Party Acquisition.  Seller shall immediately terminate any such negotiations in progress as of the Effective Date.  In no event will Seller accept or enter into an agreement concerning any such Third Party Acquisition prior to the termination of the Agreement pursuant to Article 12.  Notwithstanding this provision, nothing herein shall be deemed to in any way restrict or limit the right of Seller to engage in discussions, negotiations, furnishing of information or any other activities relating to or in support of transactions involving the acquisition or sale of Seller and/or any other product lines or businesses of Seller other than the Business or the Assets, so long as this Agreement shall remain in full force and effect and shall remain binding on the parties hereto.

8.4           Access.  During the period from the Effective Date and continuing until the Closing, upon reasonable advance notice received from Buyer and at Buyer’s expense, Seller shall (i) afford Buyer, its financing sources and their representatives reasonable access to, during regular business hours, or furnish Buyer, its financing sources and its representatives with copies of, documents used solely and specifically with respect to the Assets or the CV Products as Buyer may reasonably request, and (ii) otherwise cooperate and assist with Buyer’s and its financing source’s investigation of the Assets and the CV Products as Buyer may reasonably request.

8.5           [****]*

8.6           Payment of Certain Expenses.  Seller shall, on or prior to the Closing Date, pay in full any and all fees, cost and expenses incurred or accrued with respect to the Sun Litigation (including attorneys’ fees) through the Closing and shall provide Buyer with evidence reasonably satisfactory to Buyer that all such amounts have been paid.

8.7           Transition Services Agreement.  Seller and Buyer shall enter into the Transition Services Agreement on the Closing Date, in substantially the same form and on substantially the same terms as set forth in Exhibit F, pursuant to which Seller will provide to Buyer the transition services requested by it, which services may include, without limitation, regulatory, supply chain management, intellectual property and other services.

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 9

CONDITIONS TO CLOSING

9.1           Conditions to Obligations of Buyer.  All obligations of Buyer hereunder are, at the option of Buyer, subject to the conditions precedent that (all or any of which may be waived by Buyer, in whole or in part), at the Closing:

(a)           All consents, approvals and actions of, filings with and notices to any Governmental Entity necessary to permit Buyer and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Buyer, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR, shall have occurred.

(b)           There shall not be in effect on the Closing Date any order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a Material Adverse Effect and there shall not be pending or threatened on the Closing Date any action or proceeding in, before or by any Governmental Entity which could reasonably be expected to result in the issuance of any such order or the enactment, promulgation or deemed applicability to Buyer or the transactions contemplated by this Agreement of any such law.

(c)           Seller shall have furnished to Buyer all deliverables set forth in Section 4.2(a), and shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before Closing.

(d)           Each of the representations and warranties of Seller set forth in this Agreement that is qualified by materiality shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

(e)           The level of inventory of the Marketed Products held by Seller’s distributors, licensees and wholesalers on the Closing Date shall not exceed a level that would be reasonably expected to be sold in the ordinary course of business, consistent with past practice during the calendar year 2007, [****]*.

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

(f)            If Buyer shall have complied in all respects with its obligations under Section 8.5(a), and Buyer shall have taken all material action that is within its reasonable control and required by it pursuant to the terms of the written commitments of third parties referred to in Section 7.4 and the definitive agreements entered into in connection therewith, then it shall be a condition to Buyer’s obligations under this Agreement that it shall have obtained financing on terms substantially similar to those set forth in the commitment letters referred to in Section 7.4 and in an amount sufficient to pay the Initial Purchase Price at Closing.

9.2           Conditions to Obligations of Seller.  All obligations of Seller hereunder are, at the option of Seller, subject to the conditions precedent that (all or any of which may be waived by Seller, in whole or in part), at the Closing:

(a)           All consents, approvals and actions of, filings with and notices to any Governmental Entity necessary to permit Buyer and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Seller, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR, shall have occurred.

(b)           There shall not be in effect on the Closing Date any order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement and there shall not be pending or threatened on the Closing Date any action or proceeding in, before or by any Governmental Entity which could reasonably be expected to result in the issuance of any such order or the enactment, promulgation or deemed applicability to Seller or the transactions contemplated by this Agreement of any such law.

(c)           Buyer shall have furnished to Seller all deliverables set forth in subsections (i)-(iv), (vi), (viii) and (ix) of Section 4.2(b), and shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Buyer at or before Closing.

(d)           Each of the representations and warranties of Buyer set forth in this Agreement that is qualified by materiality shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 10

POST-CLOSING COVENANTS

10.1         Further Assurances.

(a)           At any time or from time to time after Closing, at Buyer’s reasonable request and without further consideration, Seller shall execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Assets, and, to the full extent permitted by law, to put Buyer in actual possession and operating control of the Business and the Assets and to assist Buyer in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement.  Without limiting the foregoing, (i) if, on or prior to the [****]* of the Closing Date, either Buyer or Seller becomes aware that an asset or property of Seller or its Affiliates that was used solely or primarily in, or that was necessary for the conduct of, the Business on the Effective Date, was not sold, transferred, assigned, conveyed and delivered to Buyer on the Closing Date, then (A) if such asset or property was used solely in the Business on the Effective Date, Seller shall promptly sell, transfer, assign, convey and deliver such asset or property to Buyer, or (B) if such asset or property was used primarily in, or was otherwise necessary for the conduct of, the Business on the Effective Date, Seller shall either promptly sell, transfer, assign, convey and deliver such asset or property to Buyer, or make such asset or property available to Seller under a perpetual, paid-up, irrevocable, royalty-free, non-exclusive license, with the right to sublicense, in each case without any additional consideration being due to Seller, and (ii) in the event that any Affiliate of Seller has any right, title or interest in any Asset (or any other asset used in the Business that would otherwise be an Asset if owned by Seller), then Seller shall cause such Affiliate to transfer and assign all such right, title and interest to Buyer.

(b)           Effective on the Closing Date, Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in the name of Seller or Buyer, but on behalf of and for the benefit of Buyer: (i) to demand and receive from time to time any and all Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions or proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets; (iii) to defend or compromise any or all actions or proceedings in respect of any of the Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Buyer shall deem desirable.  Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.  Seller shall deliver to Buyer at Closing an acknowledged power of attorney to the foregoing effect executed by Seller.  Buyer shall indemnify and hold harmless Seller from any and all Losses caused by or arising out of any breach of law by Buyer in its exercise of such power of attorney.

(c)           Seller agrees to cooperate with Buyer in enforcing any rights Seller may have, contractual or otherwise, which Seller may retain after the Closing Date and which may relate to the Assets and/or the Business; provided, however, such enforcement must include a claim for damages attributable to post-Closing periods.  Seller agrees to appoint Buyer as its

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

agent, with full authority to enforce such rights, and agrees to join in any litigation to the extent deemed necessary by Buyer to protect Buyer’s interest in the Assets and/or the Business.  Buyer shall have the right to sue for and recover past, present and future damages resulting from Seller’s retained rights; provided, however, such suit must include a claim for damages attributable to post-Closing periods.  To the extent such damages can be attributed to damages occurring before the Closing Date, Buyer shall, to the extent recovered by Buyer, pay to Seller the portion of any total recovery minus costs of litigation attributable to such damages.  Seller shall make available to Buyer any of its employees, officers, and directors as requested by Buyer during the course of litigation.  Seller shall promptly cooperate with Buyer at Buyer’s request in gathering information and in responding to any discovery or other obligation of Buyer in preparation for or during the conduct of litigation.  Subject to the allocation of costs of litigation stated above, Buyer shall, with respect to the services provided by Seller on Buyer’s request under this Section 10.1(c), pay Seller’s expenses and indemnify Seller consistent with the provisions of Section 4 and Section 5 of the Litigation Cooperation Agreement.  Seller shall promptly deliver copies of all proprietary, inventions, confidentiality and similar agreements  between Seller and any Business Employee, as well as such other agreements that Buyer may reasonably request from time to time for purposes of exercising its rights under this Section 10.1(c), including, without limitation, agreements with past or present employees, agents or representatives.

10.2         Transfer of Registrations; Interim Responsibility.

(a)           Promptly after the Closing Date, Seller shall (i) send letters to the FDA and other Governmental Entities indicating that the Registrations are transferred to Buyer and that Buyer is the new owner of the Registrations as of the Closing Date and (ii) provide to Buyer a copy of said letters.

(b)           Promptly after the Closing Date, the parties will cooperate in transferring the Registrations to Buyer.  The target date for the transfer shall be agreed upon by the parties, but shall not be later than [****]* from the Closing Date.  Prior to the Closing, the parties will agree upon procedures to ensure a smooth transition from Seller to Buyer of all of the activities required to be undertaken by the Registration(s) holder, including adverse experience reporting, quarterly and annual reports to FDA, handling and tracking of complaints, sample tracking, and communication with health care professionals and customers which shall be specified in the Transition Services Agreement or an amendment thereto.  Within [****]* after the Closing Date, Seller will forward to Buyer a complete copy of the Registrations for the CV Products, as well as copies of all correspondence with, and periodic and other reports (including adverse event reports and the underlying data) to, regulatory authorities in the applicable Territory.  Seller will cooperate with Buyer to ensure a smooth transition of the activities contemplated hereby, and in obtaining the cooperation of Seller and its distributors and licensees of the CV Products with the transfer of adverse experience reporting obligations from Seller to Buyer.

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

(c)           Until the Registrations have been transferred to Buyer, Seller shall be responsible for maintaining them, at Seller’s sole cost and expense.  After such transfer, Buyer will assume all responsibility for the Registrations, at Buyer’s sole cost and expense.  Each party shall cooperate with the other in making and maintaining all regulatory filings that may be necessary in connection with the execution, delivery and performance of this Agreement.

10.3         Communication With Agencies.  Until the Registrations are transferred to Buyer, Seller shall have responsibility for all communications with the FDA relating to the CV Products, and Seller will promptly provide Buyer with copies of all communications from the FDA with respect to the CV Products and/or the manufacture thereof, and Seller shall consult with Buyer and reflect the Buyer’s reasonable requests regarding all communications to the FDA with respect to the CV Products and/or the manufacture thereof, prior to making such communication with the FDA.  After such transfer has been completed, Buyer shall have responsibility for all such communication it sends to or receives from any Governmental Entity in the applicable Territory concerning the CV Products.

10.4         Adverse Experience Reporting.

(a)           Until the Registrations are transferred to Buyer, Seller shall be responsible for the adverse experience and safety reporting for the CV Products in compliance with the requirements of the FD&C Act and the regulations promulgated thereunder.  After the Registrations are transferred to Buyer, Buyer shall assume such responsibility.  Buyer and Seller agree to meet promptly after the Closing Date to determine mutually agreeable reporting procedures to communicate the information as required under this Section 10.4.

(b)           On or before the Closing Date, Seller shall provide Buyer with a summary of the information relating to the investigation and reporting of adverse experiences regarding the CV Products and all appropriate information that is relevant to the safe use of the CV Products as of the Closing Date.

(c)           After the Closing Date and until the Registrations are transferred to Buyer, Buyer agrees to promptly submit to Seller all adverse drug experience information and customer complaints brought to the attention of Buyer with respect to the CV Products, as well as any material events and matters concerning or affecting the safety or efficacy of the CV Products.  Such information or customer complaints shall be forwarded to Seller to the attention of:

CONFIDENTIAL TREATMENT REQUESTED

Name:	[****]*
Title:	Medical Director, Drug Safety
Address:	1400 Seaport Blvd
Redwood City, CA 94063
Facsimile:	650-454-1403
Drug safety mailbox:	drugsafety@pdl.com

(d)           After the Registrations have been transferred to Buyer, Seller shall assist Buyer with the provision of data relating to adverse experiences for the CV Products after such transfer to Buyer.  Additionally, after the transfer of the Registrations to Buyer, Seller shall provide Buyer with all adverse drug experience information and customer complaints brought to the attention of Seller with respect to the CV Products, as well as any material events and matters concerning or affecting the safety or efficacy of the CV Products, via facsimile to the attention of:

Name:	[****]*
Title:	Director of Regulatory Affairs
Address:	7 East Frederick Place
Cedar Knolls, NJ 07927
E-mail:	[****]*

10.5         Medical Inquiries.  Promptly after the Registrations have been transferred to Buyer, Buyer shall assume all responsibility for all correspondence and communication with physicians and other health care professionals and customers in the applicable Territory relating to the CV Products.  After the Closing Date, Buyer and Seller shall work together towards an orderly transition of the responsibility for all correspondence and communication with health care professionals and customers in the applicable Territory relating to the CV Products.  Seller shall continue to be responsible for such correspondence and communication under the direction of Buyer until the Registrations have been transferred to Buyer.  Buyer shall keep such records and make such reports as shall be reasonably necessary to document such communications in compliance with all applicable regulatory requirements.  After transfer of responsibility to Buyer pursuant to this Article 10, Seller shall, except in the case of medical emergency, refer all questions relating to the CV Products raised by health care professionals and customers to Buyer for its response.

10.6         Non-Use of Trademarks.  Buyer covenants that, except as expressly permitted in this Agreement, Buyer shall not use in any manner any trademark of Seller (other than the Trademarks listed in Attachment 2.1(c) and transferred to Buyer pursuant to this Agreement).

10.7         Documents.  Seller will permit Buyer, its financing sources and their duly authorized representatives access during normal business hours (upon written notice to Seller) to contracts and other data relating to the Business, the Assets conveyed and assumed at the Closing to the extent copies of such items were not delivered to Buyer.  Buyer will permit Seller and its

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

duly authorized representatives access during normal business hours (upon written notice to Buyer) to all contracts and other data relating to the Assets conveyed and assumed at the Closing to the extent originals of such items were delivered to Buyer.  Such access by Buyer, Seller or such other person, as the case may be, shall be allowed until the later to occur of the expiration of the statute of limitations for the imposition of Tax with respect to the years to which such data pertain, or seven years from the year to which such data pertain, provided that such access shall not unduly interfere with the business and affairs of the party or applicable Affiliate permitting such access.  Buyer will cooperate with Seller, and Seller will cooperate with Buyer, with respect to any Tax examinations, audits, contests or other Tax proceedings, relating to the Business.  The party requesting assistance hereunder shall reimburse the other party for reasonable expenses incurred in providing such assistance.

10.8         Governmental Inspections.  For a period of [****]* following the Closing Date each party shall advise the other party of any governmental visits to, or written or oral inquiries about, any facilities (to the extent such visit relates to, or the results thereof could affect the manufacture or supply of, the CV Products) or procedures for the manufacture, storage or handling of the CV Products, or the marketing, selling, promotion or distribution of any of the CV Products, promptly after any such visit or inquiry (or in advance, for any scheduled visits).  During this period, each party shall promptly furnish to the other party any report or correspondence issued by or provided to a Governmental Entity in connection with such visit or inquiry, purged only of Confidential Information of such party wholly unrelated to the other party’s activities under this Agreement and any information that is unrelated to the CV Products.  Each party shall permit the relevant Governmental Entity to inspect its facilities in connection with the activities contemplated by this Agreement.

10.9         Intellectual Property Maintenance.  Following the Closing, Buyer will have the sole right (but not the obligation) to file, prosecute and maintain, at its sole cost and expense any patent applications, Patents, Trademark Registrations and Domain Names that cover or relate to the CV Products.  Following the Closing, Buyer shall be responsible for recording the assignment of the assigned Patents, Domain Names and Trademark Registrations with the U.S. Patent and Trademark Office and other authorities or entities as it deems appropriate, at its own cost and expense (including any attorney fees and filing fees).  Seller shall fully cooperate with Buyer, as and to the extent reasonably requested by Buyer after the Closing Date, at Buyer’s sole cost and expense, to secure any further registration of, or to enforce or defend, any Patents, Trademarks, Registrations, Domain Names or other intellectual property rights related to the CV Products for the benefit of Buyer and to execute assignments and any other documents to effect the transfer of such Patents, Trademarks, Registrations, Domain Names or other intellectual property rights related to the CV Products to Buyer.

10.10       Insurance.  As of the Closing Date, the coverage under all insurance policies related to the Assets and the Business shall continue in force only for the benefit of Seller, and not for the benefit of Buyer, the Assets or the Business.  As of the Closing Date, Buyer agrees to

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

arrange for its own insurance policies with respect to the Assets and Buyer’s conduct of the Business.

10.11       Federal Supply Schedule.  Buyer shall within five (5) business days after the Closing Date, add the Marketed Products to its Federal Supply Schedule.

10.12       Promotion, Marketing and Labeling.  Promptly after the Registrations have been transferred to Buyer and subject to applicable regulatory approvals, all Buyer advertising and promotional materials for the Marketed Products shall identify Buyer as the marketer of the Marketed Products in the applicable Territory, in such form as Buyer shall determine.  Promptly after the Registrations have been transferred to Buyer, Buyer shall make such changes in the package insert, Marketed Products labeling and packaging as may be required to reflect Buyer as the marketer of the Marketed Products in the applicable Territory, including making all required FDA and any other regulatory filings in connection therewith.  Promptly after the Registrations have been transferred to Buyer, Seller shall file with the FDA a notice that Buyer is the marketer and distributor of the Marketed Products in the applicable Territory.  To the extent that the FDA requests additional information or meetings regarding Buyer’s responsibilities as marketer and distributor of the Marketed Products in the applicable Territory, Buyer shall respond to the FDA at its own expense and through its own personnel.  Seller is not required to change the Marketed Products’ labeling or package insert, or packaging for the Drug Products or the Packaged Products.  With respect to the Product Inventory purchased by Buyer hereunder, Buyer shall be permitted (i) until [****]* in the case of the [****]* other than [****]*, (ii) until [****]* in the case of [****]*, and (iii) until [****]* in the case of the [****]* to sell Marketed Products from the Product Inventory as labeled and packaged prior to the Closing Date, without regard to whether such Marketed Products references Seller or includes any intellectual property rights Seller has in Trademarks that may be included on the labels and packaging but not conveyed to Buyer pursuant to this Agreement, provided that all such Product Inventory shall be held, maintained, distributed and sold in accordance with the Registrations and all applicable laws.  Without the prior written approval from Seller, which approval shall not be unreasonably withheld or delayed, Buyer shall not use or distribute any marketing, promotional or advertising copy related to the [****]* has been transferred to Buyer; provided, however, that nothing herein shall require any approval from Seller for Buyer to issue invoices for, and collect revenues from, sales of the [****]* from and after the Closing Date.

10.13       Payments from Third Parties.  As soon as reasonably practicable after the Closing Date but not more than [****]* thereafter, Seller will provide Buyer with a list of all of the customers and wholesalers purchasing the Marketed Products from Seller, and Seller and Buyer shall notify those customers and wholesalers that Buyer has acquired all of Seller’s right, title and interest in and to the marketing and sale of the Marketed Products in the applicable Territory and all payments with respect to the sale of the Marketed Products after the Closing Date should be paid directly to Buyer at its designated account.  Seller and Buyer shall notify customers and wholesalers using the third party notification letter substantially in the form attached hereto as Exhibit J.  In the event that, on or after the Closing Date, either party shall receive any payments

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

or other funds due to the other party, then the party receiving such funds shall promptly forward such funds to the proper party.  The parties acknowledge and agree there is no right of offset regarding such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement.  Buyer and Seller shall each keep, and shall cause its respective Affiliates and third party sublicensees to keep, full and accurate records and books of account containing all particulars that may be necessary for the purpose of determining any amounts that may be payable to the other party hereunder, and shall afford each other with access to books and records and with audit and other rights consistent with the rights set forth in Section 3.5 of this Agreement.

10.14       Product Returns, Chargebacks and Rebates.  Except as otherwise provided in the Transition Services Agreement, Buyer shall assume responsibility for handling all returns of the CV Products sold by or for Seller prior to the Closing Date in accordance with Seller’s normal return policies and procedures.  Any returns received directly by Seller after the Closing Date shall be forwarded to Buyer’s designated facility for handling of the returned CV Products and processing of customer credits.  Notwithstanding the foregoing, [****]* shall be responsible for [****]* and [****]* shall be financially responsible for all such chargebacks and rebates related to the CV Products sold after the Closing Date.

10.15       Bulk Transfer Laws.  Buyer hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Assets to Buyer.  Seller shall indemnify and hold Buyer harmless from, against and in respect of (and shall reimburse Buyer for) any and all liabilities that may be asserted by third parties against Buyer as a result of noncompliance with any such bulk transfer law.

10.16       Non-Competition.

(a)            Except as otherwise permitted or required under this Agreement or the Transition Services Agreement, Seller shall, from Closing until [****]* from the Closing Date, refrain from, either alone or in conjunction with any other person or entity, directly or indirectly through Affiliates controlled by Seller, develop, or plan to develop, any other drug candidate or product that, directly or indirectly, reasonably could be expected to be competitive with the Business; provided, however, that

i.              any third party that sells drug candidates or products that, directly or indirectly, compete with the Business, may merge with or otherwise acquire Seller, or all or substantially all of Seller’s assets, and continue to sell such competing drug candidates and products; and

ii.             such combined entity or third party may thereafter merge with or otherwise acquire any other third party (or all or substantially all of such third party’s assets) that sells drug candidates or products that, directly or indirectly, compete with a different aspect of the Business, and continue to sell such drug candidates and products.

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

(b)           The parties recognize that the laws and public policies of various states and jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section.  It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section.  Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(c)           The parties acknowledge and agree that any remedy at law for any breach of the provisions of this Section would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

ARTICLE 11

CONFIDENTIALITY

11.1         Confidentiality.  Following the Effective Date, the Confidentiality Agreement will remain in full force and effect in accordance with its terms, except as otherwise modified by this Agreement, and all Confidential Information previously or hereafter disclosed from time to time in the course of the performance of this Agreement, shall be held in confidence by the other party pursuant to the Confidentiality Agreement, except as permitted under this Agreement or as necessary to carry out the activities contemplated hereby.  Notwithstanding anything to the contrary herein, obligations of the parties under this Agreement are several and not joint with the intention that each party be responsible for their own actions and the actions of their respective representatives and not for actions of any of the other parties hereto.  Neither party shall, without the prior written consent of the other party, use the Confidential Information of the other party for any purpose other than performing its obligations or exercising its rights under this Agreement.  Each party shall disclose the Confidential Information of the other party only to its directors, employees, consultants, vendors, financing sources and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this Agreement, who have a need to know such information in connection with such party performing its obligations or exercising its rights under this Agreement; provided, however, Buyer shall be severally responsible for any breach of this Agreement or the confidentiality agreement between Buyer and such third party or its representatives, and Buyer agrees, at its sole expense, to take all reasonable measures to restrain such third parties and its representatives from prohibited or unauthorized disclosure or use of the Confidential Information.  Notwithstanding the foregoing, no provision of this Agreement shall be construed so as to preclude such disclosure of Confidential Information as may be inherent in or reasonably necessary to the securing from any Governmental Entity of any necessary approval or license related to the CV Products, to the obtaining of patents.  Following the Closing, (i) the confidentiality restrictions contained herein

CONFIDENTIAL TREATMENT REQUESTED

and in the Confidentiality Agreement will not apply to Buyer’s use of documents and information concerning the Business (except to the extent that such documents and information contain information related to Seller’s other business or the Excluded Assets), the Assets or the Assumed Liabilities, and (ii) any information related to the Business (excluding information related to Seller’s other business or the Excluded Assets), the Assets or the Assumed Liabilities shall be considered Confidential Information of Buyer for the purposes of this Agreement and the Confidentiality Agreement.  Upon the termination of this Agreement, and upon the written request of the other party, each party shall promptly return to the other party all copies and embodiments of the Confidential Information of such other party, subject to the retention by each party’s legal department of one complete copy for archival purposes.

11.2         Publicity.  No party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or the existence of any arrangement between the parties, without the prior written consent of the other party whether named in such publicity, news release or other public announcement or not, except where such publicity, news release or other public announcement is required by law; provided, that in such event, the party issuing same shall still be required to consult with the other party whether named in such publicity, news release or public announcement or not, a reasonable time prior to its release to allow the other party to comment thereon and, after its release, shall provide the other party with a copy thereof.  If either party, based on the advice of its counsel, determines that this Agreement, or any of the other documents executed in connection herewith, must be filed with the SEC, then such party, prior to making any such filing, shall provide the other party and its counsel with a redacted version of this Agreement (or any other related documents) which it intends to file, and will give due consideration to any comments provided by the other party or its counsel and use reasonable efforts to ensure the confidential treatment by the SEC of those sections specified by the other party or its counsel.  Notwithstanding the foregoing, Buyer’s financing sources or other professional advisors may publish “tombstones” or other customary announcements relating to the purchase financing and the transactions contemplated hereby.

ARTICLE 12

TERM AND TERMINATION

12.1         Termination.

This Agreement may be terminated prior to the Closing:

(a)           By Buyer, upon written notice (A) at any time prior to Closing, if Seller shall have failed to comply in any material respect with any of its obligations in this Agreement, and such failure shall be continuing, or if any one or more of the representations or warranties of Seller contained in this Agreement (i) that is qualified by materiality shall prove to be inaccurate in any respect or (ii) that is not so qualified shall prove to be inaccurate in any material respect; provided, however, that Buyer shall give Seller thirty (30) days to cure any such failure to so comply or to remedy any such inaccuracy under this Agreement; or (B) at Closing, if any of the conditions precedent to the performance of Buyer’s obligations at the Closing under Article 9 shall not have been fulfilled (unless the failure results primarily from Buyer’s breach of any representation, warranty, covenant or agreement contained this Agreement); provided, however,

CONFIDENTIAL TREATMENT REQUESTED

that in the event that Buyer shall desire to terminate this Agreement as a result of the failure of the accuracy of a representation or warranty at the Closing, Buyer shall be required to give Seller prior notice that it intends to terminate this Agreement as a result of such inaccuracy, and Seller shall have a reasonable period of time, not to exceed thirty (30) days, to cure such inaccuracies.

(b)           By Seller, upon written notice (A) at any time prior to Closing, if Buyer shall have failed to comply in any material respect with any of its obligations in this Agreement and such failure shall be continuing, or if any one or more of the representations or warranties of Buyer contained in this Agreement (i) that is qualified by materiality shall prove to be inaccurate in any respect or (ii) that is not so qualified shall prove to be inaccurate in any material respect; provided, however, that Seller shall give Buyer thirty (30) days to cure any such failure to so comply or any such inaccuracy under this Agreement; or (B) at the Closing, if any of the conditions precedent to the performance of its obligations at the Closing under Article 9 shall not have been fulfilled (unless the failure results primarily from Seller’s breach of any representation, warranty, covenant or agreement contained this Agreement); provided, however, that in the event that Seller shall desire to terminate this Agreement as a result of the failure of the accuracy in any material respect of a representation or warranty at the Closing, Seller shall be required to give Buyer prior notice that it intends to terminate this Agreement as a result of such inaccuracy and Buyer shall have a reasonable period of time, not to exceed thirty (30) days, to cure such inaccuracies.

(c)           By either party if the Closing shall not have occurred on or before March 31, 2008, provided, that such date shall be extended to June 30, 2008 in the event the waiting period under the HSR is extended, restarted or renewed beyond the initial 30-day period, unless such failure to close is primarily the result of the breach of any representations, warranties, covenants or agreements contained in this Agreement by the party seeking to terminate.  Notwithstanding the foregoing, in the event the Closing shall not have occurred on or before May 1, 2008 and the [****]*, Buyer may terminate this Agreement on or after May 1, 2008, provided, that Buyer, prior to May 1, 2008, shall have used its best efforts to obtain [****]*.

12.2         Effect of Termination.  In the event of termination of this Agreement prior to the Closing, in accordance with its terms:  (i) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the Effective Date, to the party furnishing the same; (ii) the provisions of Article 11 shall continue in full force and effect; and (iii) no party hereto shall have any Liability or further obligation to any other party to this Agreement, except for willful breach.

12.3         Effectiveness of Termination.  Termination under this Article 12 shall not become effective so long as the alleged grounds for termination are in dispute and the matter(s) at issue have been submitted for resolution pursuant to this Agreement.

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 13

INDEMNIFICATION

13.1         Survivability of Representations and Warranties.  The representations and warranties made in Articles 6 and 7 or any instrument delivered pursuant to this Agreement shall not survive after the Closing Date; provided, however, that the representations and warranties of Seller in Sections 6.5 and 6.6 shall survive until [****]* (the “Survival Date”).

13.2         Indemnification by Buyer.  Buyer indemnifies and holds harmless Seller, and any of its directors, officers, employees, Affiliates, controlling persons, agents and representatives (the “Seller Indemnitees”) from and against any Liabilities (a) to the extent such Liabilities relate to the Assumed Liabilities, (b) arising from Buyer’s breach of or non-performance of any covenant or agreement under this Agreement or any instrument delivered pursuant to this Agreement, or (c) arising from the conduct of the Business after the Closing.

13.3         Indemnification by Seller.  Seller indemnifies and holds harmless Buyer, and any of its directors, officers, employees, Affiliates, controlling persons, agents and representatives (the “Buyer Indemnitees”) from and against any Liabilities (a) to the extent such Liabilities relate to the Excluded Liabilities, (b) arising from Seller’s breach of or non-performance of any covenant or agreement under this Agreement or any instrument delivered pursuant to this Agreement, (c) arising from the conduct of the Business on or prior to the Closing, or (d) arising from any breach of the representations or warranties of Seller contained in Section 6.6 (Intellectual Property).  [****]* shall have no obligations with respect to any [****]*.

13.4         Claims.  Any Buyer Indemnitee or Seller Indemnitee claiming it may be entitled to indemnification under this Article 13 (the “Indemnified Party”) shall give prompt notice to the other party (the “Indemnifying Party”) of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) under this Article 13 may be based.  Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, the specific basis for indemnification hereunder, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith.  Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations under this Section, except to the extent the Indemnifying Party is prejudiced by such failure.

13.5         Assertion of Claims.  No claim shall be brought under Sections 13.2, 13.3 or 13.4 hereof unless the Buyer Indemnitees, or any of them, or the Seller Indemnitees, or any of them, as the case may be, at any time prior to the applicable Survival Date, provide Buyer or Seller, as the case may be, with written notice of the existence of any such claim, reasonably specifying the nature and basis of such claim and the amount thereof, to the extent known; provided, that, the failure so to provide such notice to Buyer or Seller, as the case may be, will not relieve Buyer or Seller, as the case may be, from any Liability which they may have to the Buyer Indemnitees or

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

the Seller Indemnitees, as the case may be, under this Agreement or otherwise, except to the extent that Buyer or Seller, as the case may be, reasonably demonstrates that such failure results in the loss or compromise of any rights or defenses of Buyer or Seller, as the case may be, and that Buyer or Seller, as the case may be, were not otherwise aware of such action or claim.  Upon the giving of such written notice as aforesaid, the Buyer Indemnitees, or any of them, or the Seller Indemnitees, or any of them, as the case may be, shall have the right to commence legal proceedings prior or subsequent to the Survival Date for the enforcement of their rights under Sections 13.2, 13.3 or 13.4 hereof, as the case may be.

13.6         Payment of Claims; Limitation on Indemnification.  Notwithstanding anything to the contrary in Sections 13.3 or 13.4, any Liability under Section 13.3(d) shall limited as follows: [****]*.

13.7         Limitation; Exclusivity.  No Claim shall be made or have any validity unless the Indemnified Party shall have given written notice of such Claim to the Indemnifying Party.  If full recovery under any such Claim is not had within [****]* of such written notice, arbitration, pursuant to Section 14.4, must be commenced within thirty (30) days following the end of such [****]* or such Claim shall be invalidated.  This Article 13 provides the exclusive means by which a party may assert Claims against the other party and Section 14.4 provides the exclusive means by which a party may bring actions against the other party with respect to any breach by the other party of its indemnification obligations under this Article 13.

ARTICLE 14

MISCELLANEOUS

14.1         Survival of Covenants and Agreements.  The covenants and agreements contained in Sections 2.1, 2.2, 2.3 and 2.4 shall survive Closing [****]*.  All other covenants and agreements herein shall survive Closing until [****]* the last date on which such covenant or agreement is to be performed or, if no such date is specified [****]*.  Any covenant or agreement that would otherwise terminate in accordance with the above will continue to survive if a notice of a Claim shall have been timely given under Article 13 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article 13.

14.2         No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall (i) confer on any person other than the parties hereto (and Buyer Indemnitees and Seller Indemnitees referred to herein) and their respective successors or assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (ii) constitute the parties hereto as partners or as participants in a joint venture.  This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.  No third party shall have any right, independent of any right which

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

may exist irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

14.3         Force Majeure.  If the performance by either party of any obligation under this Agreement is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.  When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

14.4         Governing Law; Jurisdiction; Dispute Resolution and Arbitration.  This Agreement shall be deemed to have been made in the State of California and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.  Disputes arising out of, relating to or in connection with this Agreement, or in relations between the parties with respect to the subject matter hereof, for any reason or under any circumstances, will be finally settled by a single arbitrator in a binding arbitration in accordance with the Judicial Arbitration and Mediation Services (“JAMS”) Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”).  Upon receipt of written notice of the existence of a dispute by one party hereto to the other, the parties shall, within thirty (30) days conduct a meeting of one or more senior executives of each party, with full settlement authority, in an attempt to resolve the dispute.  Each party shall make available appropriate personnel to meet and confer with the other party reasonably within the thirty-day period.  Upon the expiration of the thirty-day period, or upon the termination of discussions between the senior executives, either party may elect arbitration of any dispute by written notice to the other (the “Arbitration Notice”).  The arbitration shall be held in San Francisco, California before one (1) arbitrator from JAMS having substantial experience as a jurist and mediator with significant disputes in the biotechnology and/or pharmaceuticals industry selected by the mutual agreement of the Buyer and the Seller; provided, however, that if such parties cannot agree on an arbitrator within thirty (30) days of the Arbitration Notice, either party may request JAMS select the arbitrator, and JAMS shall select an arbitrator pursuant to the procedure set out by the JAMS rules, provided, however, that the arbitrator selected be a former judge with at least fifteen (15) years experience addressing as a jurist and/or mediator significant disputes in the biotechnology and or pharmaceutical industry.  The arbitration shall be administered by JAMS pursuant to its AAA Rules.  Judgment on the arbitration award may be entered in any court having jurisdiction.  The arbitrator may, in the arbitration award, allocate for payment by the non-prevailing party all or part of the costs of the arbitration, including fees of the arbitrator and the reasonable attorneys’ fees and costs incurred by the prevailing party.  This Section shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  In respect of any actions for injunctive or other equitable relief hereunder, any action or proceeding may be brought against any party in the state and federal courts located in the city of San Francisco, California and each of the parties consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

CONFIDENTIAL TREATMENT REQUESTED

14.5         Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, such provision shall be stricken and the remaining provisions shall remain in full force and effect; provided, however, that if a provision is stricken so as to significantly alter the economic arrangements of this Agreement, the party adversely affected may terminate this Agreement upon [****]* prior written notice to the other party.  If any of the terms or provisions of this Agreement is in conflict with any applicable statute or rule of law in any jurisdiction, then such term or provision shall be deemed inoperative in such jurisdiction to the extent of such conflict and the parties will renegotiate the affected terms and conditions of this Agreement to resolve any inequities.

14.6         Entire Agreement.  This Agreement and the ancillary transaction documents to be executed and delivered pursuant to this Agreement are intended to define the full extent of the legally enforceable undertakings and representations of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in this Agreement or such ancillary transaction documents is intended by either party to be legally binding; provided, however, in the event this Agreement terminates, the Confidentiality Agreement shall continue in full force and effect pursuant to its terms.  Each of the parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth in this Agreement.

14.7         Amendment.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties that specifically refers to this Agreement.

14.8         Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the addresses set forth below (or at such other addresses as shall be specified by notice given in accordance with this Section):

If to Seller:	PDL BioPharma, Inc.
Attention: General Counsel
1400 Seaport Boulevard
Redwood City, CA 94063
Facsimile: 650-454-1468
E-mail: Francis.Sarena@pdl.com

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

with a copy to:	DLA Piper US LLP
(not to constitute notice)	Attention: Howard Clowes
153 Townsend Street, Suite 800
San Francisco, CA 94107-1957
Facsimile: 415- 659-7410
E-mail: howard.clowes@dlapiper.com

If to Buyer:	EKR Therapeutics, Inc.
Attention: Richard DeSimone
7 East Frederick Place
Cedar Knolls, NJ 07927
Facsimile: +1 (866) 620-6848
E-mail: r.desimone@ekrtx.com

with a copy to:	Milbank, Tweed, Hadley & McCloy LLP
(not to constitute notice)	Attention: Robert S. Reder, Esq.
One Chase Manhattan Plaza
New York, New York 10005
Facsimile No.: +1 (212) 822-5680
E-mail: RReder@milbank.com

14.9         Assignment.  This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns, but this Agreement shall not be assignable by either party hereto without the express written consent of the other party hereto which will not be unreasonably withheld, provided, however, that Buyer may merge or consolidate with, or assign any or all of its rights, interests and obligations hereunder to, a direct or indirect wholly-owned subsidiary of Buyer, provided that no such merger, consolidation or assignment shall relieve Buyer of its obligations hereunder, [****]*.

14.10       No Agency.  It is understood and agreed that each party shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either party to act as agent for the other.  Neither party shall incur any Liability for any act or failure to act by employees of the other party.

14.11       Construction.

(a)           This Agreement has been prepared jointly and shall not be strictly construed against either party.

(b)           For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

* Certain information on this page has been omitted and filed separately with the SEC.  Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL TREATMENT REQUESTED

(c)            Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Articles and Sections and Exhibits and Schedules to this Agreement.

(d)           The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.12       Payment of Expenses.  Except as otherwise set forth in this Agreement or in the Transition Services Agreement, all costs and expenses associated with this Agreement and the transactions contemplated thereby, including the fees of counsel and accountants, shall be borne by the party incurring such expenses.

14.13       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

[Remainder of page intentionally left blank; signature page follows]

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties, through their authorized officers, have duly executed this as of the date first written above.

PDL BioPharma, Inc.,
a Delaware corporation

By:	/s/ L. Patrick Gage
Name:	L. Patrick Gage
Title:	Chief Executive Officer

By:	/s/ Andrew Guggenhime
Name:	Andrew Guggenhime
Title:	Senior Vice President and
Chief Financial Officer

EKR Therapeutics, Inc.,
a Delaware corporation

By:	/s/ Howard Weisman
Name:	Howard Weisman
Title:	Chairman and Chief Executive
Officer

By:	/s/ Richard DeSimone
Name:	Richard DeSimone
Title:	Chief Financial Officer

SIGNATURE PAGE

ASSET PURCHASE AGREEMENT

CONFIDENTIAL TREATMENT REQUESTED